EXECUTION COPY



                                     SAVVIS



                        SAVVIS COMMUNICATIONS CORPORATION








                          -----------------------------


                          SECURITIES PURCHASE AGREEMENT


                          -----------------------------


                                  MAY 16, 2001


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                                TABLE OF CONTENTS
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                                                                                                                        PAGE
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ARTICLE I  Authorization and Sale of the Notes............................................................................2

           Section 1.01.       Authorization..............................................................................2

           Section 1.02.       Sale of Notes..............................................................................2

           Section 1.03.       Closings; Deliveries.......................................................................4

                     (a)       Closing....................................................................................4

                     (b)       Closing Deliveries.........................................................................4

                     (c)       Grant of Security..........................................................................4

           Section 1.04.       Description of the Notes...................................................................4

                     (a)       Conversion of Notes into Common Stock......................................................4

                     (b)       Automatic Conversion of Notes into Preferred Stock.........................................5

                     (c)       Redemption.................................................................................6

                               (i)        At Maturity.....................................................................6

                               (ii)       Upon Change of Control..........................................................6

                     (d)       Prepayment.................................................................................6

                     (e)       Interest...................................................................................7

                               (i)        Payment.........................................................................7

                               (ii)       Default in Payment..............................................................7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................................7

           Section 2.01.       Organization and Qualification.............................................................7

           Section 2.02.       Subsidiaries...............................................................................7

           Section 2.03.       Capitalization.............................................................................8

           Section 2.04.       Authorization of Agreements, etc...........................................................8

           Section 2.05.       Validity..................................................................................10

           Section 2.06.       Governmental Approvals....................................................................10

           Section 2.07.       Financial Statements......................................................................10

           Section 2.08.       SEC Filings...............................................................................11

           Section 2.09.       Absence of Certain Changes or Events......................................................11

           Section 2.10.       Actions Pending...........................................................................12

           Section 2.11.       Compliance with Law; Permits..............................................................12


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                                TABLE OF CONTENTS
                                   (CONTINUED)


           Section 2.12.       Contracts.................................................................................12

           Section 2.13.       Offering of the Notes.....................................................................13

           Section 2.14.       Related-Party Transactions................................................................13

           Section 2.15.       Brokers...................................................................................13

ARTICLE III               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER................................................13

           Section 3.01.       Organization..............................................................................13

           Section 3.02.       Authorization.............................................................................13

           Section 3.03.       Validity..................................................................................14

           Section 3.04.       Investment Representations................................................................14

           Section 3.05.       Governmental Approvals....................................................................14

ARTICLE IV COVENANTS OF THE COMPANY......................................................................................14

           Section 4.01.       Operation of Business.....................................................................14

           Section 4.02.       Access to Information.....................................................................15

           Section 4.03.       Agreement to Take Necessary and Desirable Actions.........................................15

           Section 4.04.       Compliance with Conditions; Commercially Reasonable Efforts...............................15

           Section 4.05.       Consents and Approvals....................................................................15

           Section 4.06.       Reservation of Shares.....................................................................16

           Section 4.07.       Listing of Shares.........................................................................16

           Section 4.08.       Use of Proceeds...........................................................................16

ARTICLE V  COVENANTS OF THE PURCHASER....................................................................................16

           Section 5.01.       Agreement to Take Necessary and Desirable Actions.........................................16

           Section 5.02.       Compliance with Conditions; Commercially Reasonable Efforts...............................16

           Section 5.03.       Consents and Approvals....................................................................16

ARTICLE VI CONDITIONS PRECEDENT..........................................................................................17

           Section 6.01.       Initial Closing...........................................................................17

                     (a)       Conditions Precedent to the Obligations of the Purchaser in the Initial Closing...........17


                                       ii
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                                TABLE OF CONTENTS
                                   (CONTINUED)


                               (i)        Representations and Warranties to Be True and Correct..........................17

                               (ii)       Performance....................................................................17

                               (iii)      All Proceedings to Be Satisfactory.............................................17

                               (iv)       Legal Proceedings..............................................................17

                               (v)        No Material Adverse Effect.....................................................17

                               (vi)       Opinions of Counsel............................................................18

                               (vii)      Ancillary Agreements...........................................................18

                               (viii)     Mortgage.......................................................................18

                               (ix)       Indebtedness and Security Interest Waiver......................................18

                               (x)        Compliance Certificate.........................................................18

                     (b)       Conditions Precedent to the Obligations of the Company in the Initial Closing.............18

                               (i)        Representations and Warranties to Be True and Correct..........................18

                               (ii)       Performance....................................................................18

                               (iii)      All Proceedings to Be Satisfactory.............................................18

                               (iv)       Legal Proceedings..............................................................18

                               (v)        Ancillary Agreements...........................................................19

           Section 6.02.       Subsequent Closings.......................................................................19

                     (a)       Conditions Precedent to the Obligations of the Purchaser in subsequent Closings...........19

                               (i)        Representations and Warranties to Be True and Correct..........................19

                               (ii)       Performance....................................................................19

                               (iii)      All Proceedings to Be Satisfactory.............................................19

                               (iv)       Legal Proceedings..............................................................19

                               (v)        No Default.....................................................................19

                               (vi)       Network Services Agreement.....................................................20

                               (vii)      Cure of Defaults...............................................................20

                               (viii)     Compliance Certificate.........................................................20


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
                                TABLE OF CONTENTS
                                   (CONTINUED)


                               (ix)       Opinions of Counsel............................................................20

                     (b)       Condition Precedent to the Obligations of the Company in subsequent Closings..............20

                               (i)        Representations and Warranties to Be True and Correct..........................20

ARTICLE VII               SURVIVAL OF REPRESENTATIONS; INDEMNITY.........................................................20

           Section 7.01.       Survival of Representations...............................................................20

           Section 7.02.       General Indemnity.........................................................................20

           Section 7.03.       Conditions of Indemnification.............................................................21

ARTICLE VIII              MISCELLANEOUS..................................................................................22

           Section 8.01.       Restrictive Legends.......................................................................22

           Section 8.02.       Survival of Agreements....................................................................22

           Section 8.03.       Parties in Interest.......................................................................22

           Section 8.04.       Notices...................................................................................22

           Section 8.05.       Further Assurances........................................................................23

           Section 8.06.       Entire Agreement; Assignment..............................................................23

           Section 8.07.       Press Releases and Public Announcements...................................................23

           Section 8.08.       Termination...............................................................................24

           Section 8.09.       Counterparts..............................................................................24

           Section 8.10.       Governing Law.............................................................................24

           Section 8.11.       Amendments and Waivers....................................................................25

           Section 8.12.       Taxes.....................................................................................25

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                                       iv
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                     SECURITIES PURCHASE AGREEMENT, dated as of May 16, 2001
(this "Agreement"), by and between SAVVIS COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company") and REUTERS HOLDINGS SWITZERLAND SA, a societe anonyme organized under the laws of Switzerland (the "Purchaser").

                     WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, on the terms and subject to the conditions set forth herein, the principal amount of 12% Convertible Senior Secured Notes of the Company set forth opposite the Purchaser's name on Schedule I hereto, in substantially the form of Exhibit A hereto (together with the notes to be issued as payment-in-kind interest thereunder, the "Notes");

                     WHEREAS, in order to induce the Purchaser to purchase the Notes, the Company has agreed to grant to the Purchaser certain registration rights with respect to the shares of the Company's Common Stock, $.01 par value ("Common Stock") issuable upon conversion of the Notes (the "Conversion Shares") or upon conversion of preferred stock of the Company issuable upon conversion of the Notes as set forth herein; and

                     WHEREAS, the Purchaser desires to enter into this Agreement to acquire the Notes on the terms and conditions set forth herein.

                     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties to this Agreement mutually agree as follows:

                                   ARTICLE I

                      Authorization and Sale of the Notes.

                     SECTION 1.01. Authorization. The Company has authorized the sale and issuance of the Notes pursuant to the terms of this Agreement.

                     SECTION 1.02. Sale of Notes.

                     (a) From the date of this Agreement and on the third business day prior to the first business day of each calendar month hereafter through and including August 1, 2001 (subject to extension pursuant to Section 1.02(c) hereof), the Company may deliver to the Purchaser, prior to 10:00 am on such date, a funding request notice (a "Funding Request") consisting of the following: (i) a request for a certain sum of funds not to exceed, for each calendar month, the amount for such month set forth on Schedule I, (ii) a statement that such funds shall be used to pay expenses of the Company and its subsidiaries in accordance with a cash flow projection of the Company through August 31, 2001, to be provided to the Purchaser on the date of this Agreement (including the supplement to such projections to be delivered to the Purchaser no later than August 1, 2001 covering the cash flow projections of the Company through October 21, 2001, the "Cash Flow Projection"), (iii) confirmation that the representations and warranties of the Company contained in Article II hereof are true and correct in all material respects as of the date of such Funding Request, except in any such case that would not have a Material Adverse Effect (as defined in Section 2.01 herein), and that the Company has fulfilled all


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conditions and performed all of its obligations hereunder with respect to such
Funding Request, (iv) confirmation that no Event of Default (as defined in the Notes) has occurred and is continuing, or is about to occur to the best of the Company's knowledge with respect to Notes outstanding, and (v) the proposed Closing Date for the delivery of the requested funds, which date shall not be earlier than the third business day after the date of such Funding Request. Each Funding Request shall be for an amount up to the proposed Maximum Funding Amount for such month set forth immediately opposite Purchaser's name and below such month on attached Schedule I, and in no event may the aggregate amount of all Funding Requests exceed the total purchase price for all Notes set forth on
Schedule I.

                     (b) Upon receipt of a Funding Request in proper form as set forth pursuant to Section 1.02(a) above, subject to Article VI hereof, the Purchaser shall then purchase Notes in satisfaction of the Funding Request for the aggregate principal amount of Notes requested (the "Purchase Price") at a Closing (as defined below) and notify the Company of the Closing Date (as defined below) of such purchase, which shall not be later than the third business day following receipt of the Funding Request by the Purchaser provided, however, that the first Closing (the "Initial Closing") shall take place on the date hereof or as soon as practicable hereafter (such date, the "Initial Closing Date").

                     (c) In the event that the Closing (as defined in the Bridge Purchase Agreement, the "Bridge Purchase Agreement Closing") pursuant to the purchase agreement (the "Bridge Purchase Agreement") between Reuters America Inc. ("Reuters") and Bridge Information Systems, Inc. ("Bridge"), providing for the acquisition of certain of the assets of Bridge by Reuters, has not been consummated and the Bridge Purchase Agreement has not been terminated by 11:59 p.m., New York time, on August 31, 2001, the Company may deliver a Funding Request pursuant to the terms of Section 1.02(a) hereof on September 1, 2001 and a Closing will occur, subject to satisfaction of all applicable conditions of
Section 6.02 hereof, on September 4, 2001, and, if the Bridge Purchase Agreement Closing has not been consummated and the Bridge Purchase Agreement has not been terminated by 11:59 p.m., New York time, on September 30, 2001, the Company may deliver a Funding Request pursuant to the terms of Section 1.02(a) hereof on October 1, 2001 and a Closing will occur, subject to satisfaction of all applicable conditions of Section 6.02 hereof, on October 1, 2001, for up to the amounts set forth on Schedule I for such months.

                     (d) Notwithstanding the foregoing, from the date of this Agreement through October 31, 2001, in the event the Company proposes to execute any capital-raising or financing transaction involving an investment in securities of the Company, the Purchaser shall receive notice of such transaction, summaries of its principal terms and copies of all documents related to such transaction at the same time and in the same manner as such materials are provided to potential participants therein. The Purchaser shall have the right to participate in such transaction on the same terms as the other participants therein, for an amount up to the Purchaser's unfunded Maximum Funding Amount set forth opposite the Purchaser's name on attached Schedule I in satisfaction and release of the Purchaser's funding obligation with respect to the amount of such participation in the purchase of Notes hereunder.


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
                     SECTION 1.03. Closings; Deliveries.

                     (a) Closing. Except as contemplated pursuant to Section 1.04(b) hereof, the closing of the purchase and sale of Notes pursuant to a Funding Request shall take place from time to time (each such date of Closing, a "Closing Date") in one or more closings (each, a "Closing") by the Purchaser pursuant to Section 1.02 hereof, provided that the satisfaction (or waiver) of all the conditions herein have been satisfied, at 10:00 a.m. New York time on the date of such Closing, at the offices of Hogan & Hartson L.L.P., 885 Third Avenue, 26th Floor, New York, New York 10022, or at such other time and place as the Company and the Purchaser may agree. The Closing may be accomplished by facsimile transmission to the respective offices of counsel for the parties hereto of the requisite documents, duly executed where required, with originals to be delivered by overnight courier service on the next business day following the Closing.

                     (b) Closing Deliveries. At each Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchaser a Note or Notes, executed by the Company evidencing an obligation by the Company to pay a principal amount equal to the Purchase Price, in such denominations and in such name or names as the Purchaser may designate by notice to the Company, dated the date of the Closing, against payment of the Purchase Price therefor by wire transfer in immediately available funds to an account specified by the Company. Such Purchase Price paid at the Closing shall be delivered and accepted as full and complete payment against the Notes.

                     (c) Grant of Security. Simultaneous with the execution and delivery of this Agreement, as security for the amounts owed or to be owed evidenced by the Notes, the Company's subsidiary will execute the Deed (as defined in Section 2.04(a)).

                     SECTION 1.04. Description of the Notes.

                     (a) Conversion of Notes into Common Stock. From and after the date of issuance of each Note, subject to Section 1.04(b) below, all or a portion of the principal amount of the Notes shall, at any time and at the option of the Purchaser, be convertible into a number of shares of Common Stock, calculated by dividing the portion of the principal amount of such Notes to be converted (together with any accrued and unpaid interest on such portion of the principal amount) by (i) for Notes issued pursuant to the initial Closing, $1.35 and (ii) for Notes issued pursuant to subsequent Closings, the closing bid price (the "Closing Bid") of the Common Stock on the Nasdaq Stock Market for the trading day immediately preceding the date of execution of the Network Services Agreement Term Sheet (as defined in Section 6.02(a)(vi)) (in each case, subject to equitable adjustment for stock splits, stock dividends, recapitalizations, reorganizations or other similar events, the "Common Stock Conversion Price") with the proportional value of any fractional shares resulting therefrom paid by the Company in cash to the Purchaser upon conversion; provided, however, that with respect to clause (ii) of this sentence, if the Closing Bid is lower than $1.35, the Common Stock Conversion Price shall be $1.35, and if the Closing Bid is greater than $1.92, the Common Stock Conversion Price shall be $1.92. The Purchaser will give the Company at least 10 business days notice of its intention to convert all or a portion of the principal amount of the Notes into


                                       4
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Common Stock, except if such conversion follows a notice of prepayment pursuant to Section 1.04(d) hereof. The Company shall present and deliver certificates evidencing the proper number of shares of Common Stock to the Purchaser, in such denominations and in such name or names as the Purchaser may designate by notice to the Company, to the Purchaser, at a time and place mutually agreeable to the Purchaser and the Company, in exchange for delivery of its Note or Notes to the Company. Upon receipt of such Note in exchange for such certificate or certificates of Common Stock, the Company shall cancel and destroy such Note or Notes, and such Note or Notes shall thereafter be null, void and of no effect. If any of the principal amount of any Note tendered to the Company pursuant to this Section 1.04(a) shall remain unconverted and outstanding following the issuance of such Common Stock, the Company shall execute and deliver to the Purchaser at the same time and in the same manner as the certificate evidencing the Purchaser's Common Stock is delivered, a replacement note that shall be identical in all respects as the Note or Notes tendered to the Company, except that the principal amount shall be reduced by the principal amount converted to Common Stock. Any Notes issued pursuant to a Funding Request that is delivered after the automatic conversion of a previously-issued Note pursuant to Section 1.04(b) hereof shall be convertible, at the Purchaser's option, into Purchaser Conversion Preferred (as defined below).

                     (b) Automatic Conversion of Notes into Preferred Stock. Simultaneous with the Company raising an aggregate of $50,000,000 (the "Conversion Amount") in cash through the issuance of convertible preferred stock prior to the Maturity Date (as defined below), excluding the Notes and PIK Notes, but including shares issued upon conversion of up to $20,000,000 aggregate principal amount of the Company's 10% Convertible Senior Secured Notes due February 20, 2006 issued to affiliates of Welsh, Carson, Anderson & Stowe ("Welsh Carson") (excluding any notes issued to Welsh Carson in kind for interest on such notes), all of the principal amount of the Notes then outstanding, together with any PIK Notes (as defined below), Notes then-payable in kind for accrued and unpaid interest as of such date and Notes to be purchased on such date by the Purchaser, subject to satisfaction of all applicable conditions set forth in Section 6.02 herein, at a special Closing with a Purchase Price equal to the difference between $30,000,000 and the aggregate Purchase Price paid by the Purchaser pursuant to all Closings completed pursuant to this Agreement as of such date (it being understood that on such date, the Purchaser shall deliver such Purchase Price by wire transfer of immediately available funds to the Company), shall be converted into a number of shares of convertible preferred stock ("Purchaser Conversion Preferred") having the same rights, preferences, privileges and restrictions as shares issued (the "Recent Equity Financing Shares") pursuant to the Company's most recent preferred stock financing (the "Recent Equity Financing"), except that the initial conversion price of such Purchaser Conversion Preferred shall be the lesser of (i) the initial conversion price of the Recent Equity Financing Shares, (ii) the initial conversion price of shares issued pursuant to any financing which comprises a portion of the Conversion Amount (excluding shares issued upon conversion of the notes previously issued to Welsh Carson referred to above), and (iii) the Common Stock Conversion Price. The Purchaser Conversion Preferred shall be of the same class, but separate series, as the Recent Equity Financing Shares. The proportional value of any fractional shares resulting from the issuance of Purchaser Conversion Preferred shall be paid by the Company in cash to the Purchaser. Notwithstanding the foregoing, the following actions by the Company shall not be aggregated in calculating the Conversion Amount: (i) the issuance of any shares of Common Stock pursuant to a stock option plan approved by the Company's Board of Directors, (ii) the issuance of stock,


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warrants or other securities or rights to persons or entities with which the
Company has bona fide business relationships provided such issuances are for other than primarily equity financing purposes, provided, that in any such case (involving the foregoing clauses (i) or (ii)) such issuance has been approved by a majority of the members of the Company's Board of Directors. The Company will provide the Purchaser with at least 10 business days notice in advance of an expected closing of an equity financing which will result in the raising of the Conversion Amount, noting the time and place of such event. The Company shall present and deliver certificates evidencing the proper number of Purchaser Conversion Preferred to the Purchaser, in such denominations and in such name or names as the Purchaser may designate by notice to the Company, to Purchaser at the closing of the Recent Equity Financing in exchange for delivery of its Notes to the Company. Upon receipt of such Notes in exchange for such certificate or certificates of stock evidencing the proper number of Purchaser Conversion Preferred, the Company shall cancel and destroy such Note or Notes, and such Note or Notes shall thereafter be null, void and of no effect. An opinion or opinions of counsel substantially similar to the opinions to be rendered pursuant to Section 6.01(a)(vi) hereof, reasonably satisfactory to the Purchaser, will be provided regarding the issuance of the Purchaser Conversion Preferred upon the issuance of such securities.

                     (c) Redemption.

                     (i) At Maturity. On May 1, 2005 (the "Maturity Date"), all of the outstanding principal amount (together with any accrued and unpaid interest on the principal amount) of the Notes shall be due and payable.

                     (ii) Upon Change of Control. At any time that Notes are outstanding, the Company shall notify the Purchaser at least 10 business days prior to a record date of a transaction which would result in a Change of Control (as defined in the Notes) of the Company. Upon receipt of such notice, the Purchaser shall have the right to require the Company (i) to redeem any or all of the Notes, including the PIK Notes (as defined below), at a cash price equal to 100% of the principal amount of such Notes, plus all accrued and unpaid interest and the Applicable Premium Amount (as defined in the Notes) as of the effective date of the Change of Control, or (ii) to convert the principal amount of any or all Notes (at the Purchaser's option), including the PIK Notes and the Applicable Premium Amount (as defined in the Notes), into shares of Common Stock, determined by dividing the aggregate principal amount of such Notes to be converted by the Common Stock Conversion Price, with the proportional value of any fractional shares resulting therefrom paid by the Company in cash to the Purchaser.

                     (d) Prepayment. From and after the first anniversary of the final Closing, the Company shall have the right to prepay all, but not less than all, of the Notes in one transaction, with all accrued and unpaid interest to the date of repayment at any time without premium or penalty. The Company shall notify the Purchaser of its intent to prepay the principal amount of the Notes at least 10 business days prior to the date of such prepayment. The Purchaser shall have the right at any time prior to the third business day prior to the date of prepayment to convert its Notes pursuant to Section 1.04(a) hereof.


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
                     (e) Interest.

                     (i) Payment. From and after the issuance of Notes, holders of record of the Notes shall be entitled to receive interest at a rate of 12% per annum, compounded and payable quarterly, on the principal amount of the Notes including any issued and outstanding PIK Notes (as defined below). Until August 1, 2004 (the "PIK Crossover Date"), at the discretion of the Company, any and all interest payments are payable, from the date of issuance of such Notes in the form of additional Notes ("PIK Notes") with a face amount equal to the interest owed at that time, in lieu of cash. From and after the PIK Crossover Date, holders of record of the Notes shall be entitled to receive interest at a rate of 12% per annum, compounded and payable quarterly, on the principal amount of the Notes, in cash only, the first of such payments due on the last day of the first calendar quarter after the PIK Crossover Date. Any payment of interest covering a period which includes the PIK Crossover Date shall be payable, for the portion of such period before the PIK Crossover Date, in PIK Notes. When issued, the PIK Notes will have the same rights and privileges as the Notes issued at any Closing.

                     (ii) Default in Payment. Interest on the Notes, including PIK Notes, if issued, shall accrue from and after the date of initial issuance thereof. To the extent that interest remains unpaid ten (10) business days after the applicable interest payment date, interest shall accrue on the Notes at a rate of 14% per annum until paid and shall be a continuing obligation of the Company.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                     The Company represents and warrants to Purchaser as of the date hereof and on the Closing Date, as follows:

                     SECTION 2.01. Organization and Qualification. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the properties, assets, financial condition, operating results, business or prospects of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect").

                     SECTION 2.02. Subsidiaries. Except for the Subsidiaries disclosed in the Company SEC Filings (as defined in Section 2.08), the Company does not own, beneficially or of record, directly or indirectly, any capital stock or other ownership interest in any other Person. SAVVIS Communications Corporation, a Missouri corporation ("SAVVIS Missouri") is a corporation validly existing and in good standing under the laws of Missouri. Global Network Assets, LLC, a Delaware limited liability company ("Global LLC"), is a limited liability company, duly formed, validly existing and in good standing under the laws of Delaware. Each of SAVVIS Missouri and Global LLC has all requisite power and authority to own or lease and operate its properties and assets and to carry out its business as it is now being conducted. Each of SAVVIS Missouri and Global LLC is duly qualified as a foreign corporation to do business, and is in good

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standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. As used in this Agreement, (i) "Person" means any corporation, partnership, limited liability company, trust, joint venture or other entity and
(ii) "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. SAVVIS Missouri and Global LLC are the Company's only Significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X).

                     SECTION 2.03. Capitalization. (a) On the date hereof the authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"). As of the date hereof, 93,844,039 shares of Common Stock and no shares of Preferred Stock were issued and outstanding, all of which shares of Common Stock were duly authorized and validly issued and are fully paid and nonassessable.

                     (b) As of the date hereof, except for options granted pursuant to the Company's stock option plan (the "Stock Option Plan") to purchase an aggregate 8,852,063 shares of Common Stock and except as set forth on Schedule 2.03(b), no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company or any of its Subsidiaries is authorized or outstanding, and (except as otherwise expressly contemplated by this Agreement) there is not any commitment of the Company or any of its Subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock, any evidences of indebtedness or assets.

                     SECTION 2.04. Authorization of Agreements, etc. (a) Except as set forth on Schedule 2.04 and subject to Section 2.04(b), each of (i) the execution and delivery by the Company of this Agreement, the Notes, the Amended and Restated Registration Rights Agreement, dated as of the Closing Date (the "Registration Rights Agreement"), among the Company and the Purchaser, in substantially the form attached hereto as Exhibit B, and the Missouri Future Advance Deed of Trust and Security Agreement, in substantially the form attached hereto as Exhibit C, dated as of May 11, 2001, between the Company's subsidiary and the Purchaser, (the "Deed," and collectively with the Registration Rights Agreement, the "Ancillary Agreements"), (ii) the performance by the Company of its obligations hereunder and thereunder, and (iii) the issuance, sale and delivery by the Company of the Notes has been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, any rule or regulation of the National Association of Securities Dealers, Inc., the Nasdaq stock market or any rule of any other securities exchange under which the Company may be subject, the Certificate of Incorporation or Bylaws of the Company, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances (collectively, "Claims") in favor of any third Person upon any of the assets of the Company or any of its Subsidiaries, except that no representation is made as to the compliance of the indemnification or contribution provisions of the Registration Rights Agreement with law or public policy.

                     (b) The parties acknowledge that the Board of Directors of the Company is treating each possible sale of Notes hereunder as a separate transaction, and has only approved the transactions contemplated by this Agreement which will not result in the Purchaser, together with its affiliates, becoming the "beneficial owner" (as defined in Section 203 of the Delaware General Corporation Law, "DGCL 203") of 15% or more of the outstanding voting stock of the Company or becoming an "interested stockholder" as defined in such Section. Any sale of Notes in accordance with Section 1 hereof that would result in the Purchaser becoming the beneficial owner of 15% or more of the Company's outstanding voting stock or becoming an interested stockholder (an "Interested Stockholder Transaction") will require further approval of the Company's Board of Directors beyond what has been received as of the date of execution of this Agreement, and nothing herein shall be deemed to constitute a representation by the Company that any Interested Stockholder Transaction has been approved by its Board of Directors or an agreement by the Company that any such further approval will be granted. The parties acknowledge that the Purchaser or an affiliate of the Purchaser has acquired an option from Bridge to acquire and/or vote shares of the Company's common stock held by Bridge, which option is limited to the number of shares as would not at the time make the Purchaser and its affiliates an interested stockholder under DGCL 203. It is the intention of the parties that the beneficial ownership by the Purchaser or its affiliates of outstanding voting stock of the Company under such option will be reduced simultaneously with Notes being sold hereunder, so that the combined effect of the sale of Notes and existence of such option will not result in the Purchaser or any of its affiliates becoming an interested stockholder under DGCL 203, provided, however, that this sentence shall cease to be of any further force or effect if the Purchaser hereafter becomes an interested stockholder with the approval of the Company's Board of Directors. Notwithstanding the foregoing, it is understood and agreed that no securities will be issued pursuant to this Agreement, including securities issued upon conversion of securities issued pursuant to this Agreement, in any form unless such issuance has been approved by the Board of Directors of the Company. The conversion of any securities issued hereby into Conversion Shares or Purchaser Conversion Preferred, as described herein, has been or will be approved by the Board of Directors of the Company, and the Purchaser (and any successors or assigns) may rely on such approval in the conversion of such securities. In addition, any adjustment to the outstanding voting stock of the Company by the Company which would result in the Purchaser or its affiliates beneficially owning 15% or more of the Company's outstanding voting stock (determined in accordance with DGCL 203) will be approved by the Board of Directors of the Company, including for purposes of DGCL 203.

                     (c) The issuance, sale and delivery of the Notes to the Purchaser hereunder are not subject to any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any Person.

                     (d) The Conversion Shares have been duly authorized by the Company and, when issued in accordance with the provisions of the Notes, will be validly issued, fully paid and nonassessable shares of Common Stock. The issuance, sale and delivery of the Conversion Shares to the Purchaser are not and upon conversion of the Notes will not be subject to any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any Person.

                     SECTION 2.05. Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Each of the Notes and the Ancillary Agreements, when executed and delivered by the Company as provided in this Agreement, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that no representation is made as to (i) the enforceability of the indemnification or contribution provisions of the Registration Rights Agreement and (ii) the enforceability of this Agreement or the Registration Rights Agreement to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforceability of creditors' rights generally or by general equitable principles.

                     SECTION 2.06. Governmental Approvals. Subject to the accuracy of the representations and warranties of the Purchaser set forth in
Article III hereof and except for applicable filings, if any, required by applicable federal and state securities laws and listing regulations, no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality or securities exchange (each, a "Governmental Authority") is or will be necessary for the valid execution, delivery and performance of this Agreement, the Ancillary Agreements, or the issuance and delivery of the Conversion Shares.

                     SECTION 2.07. Financial Statements.

                     (a) The Company has furnished to the Purchaser the unaudited consolidated balance sheet of the Company and its subsidiaries as of March 31, 2001 (the "Interim Balance Sheet") and the related consolidated statements of operations, stockholders' equity and cash flows for the three months then ended. All such financial statements (including any related schedules and/or notes) have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied and consistent with prior periods, except for normal year-end adjustments and the absence of footnotes. Such Interim Balance Sheet fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of its date, and such statements of operations, stockholders' equity and cash flows fairly present in all material respects the consolidated results of operations, stockholders' equity and cash flows of the Company and its subsidiaries for the three months ended the date of the Interim Balance Sheet.

                     (b) The Company has furnished the Purchaser with the Cash Flow Projection. The Cash Flow Projection fairly presents, in all material respects, management's good faith estimate of cash flows and expenses of the Company for the covered period, is based on assumptions that management believes in good faith to be appropriate.

                     (c) Except as and to the extent (i) reflected on the Interim Balance Sheet (including the notes thereto), (ii) incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice, or (iii) set forth on Schedule 2.07 hereto, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any kind or nature, whether known or unknown, secured or unsecured, absolute, accrued, contingent or otherwise, and whether due or to become due, that would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with GAAP. Except as set forth on Schedule 2.07, since the date of the Interim Balance Sheet, neither the Company nor any of its subsidiaries has suffered any Material Adverse Effect.

                     SECTION 2.08. SEC Filings. The Company has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") as of the date of this Agreement, and the Company has made available to the Purchaser, as filed with the SEC, complete and accurate copies of (i) the Annual Report of the Company on Form 10-K for the year ended December 31, 2000, and (ii) all other reports, statements and registration statements (including, but not limited to, Current Reports on Form 8-K and Quarterly Report on Form 10-Q) filed by the Company with the SEC since December 31, 2000, in each case including, but not limited to, all amendments and supplements (collectively, the "Company SEC Filings"). The Company SEC Filings (excluding any financial statements or schedules included therein, which are covered by the representations and warranties of the Company in Section 2.07(a))
(i) were prepared in compliance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and the rules and regulations thereunder, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                     SECTION 2.09. Absence of Certain Changes or Events. Except as set forth on Schedule 2.09 hereto and except as otherwise expressly contemplated by this Agreement, since the date of the Interim Balance Sheet, neither the Company nor any of its subsidiaries has (i) issued any stock, bonds or other corporate securities, (ii) borrowed or refinanced any indebtedness for borrowed money other than borrowings under the Amended and Restated Credit Agreement dated as of September 5, 2000 (the "Credit Agreement"), among the Company, Savvis Communications Corporation, a Missouri Corporation, Nortel Networks Inc., as Administrative Agent, and the lenders named therein, (iii) discharged or satisfied any material Claim or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the Interim Balance Sheet and current liabilities incurred since the date of such balance sheet in the ordinary course of business consistent with past practice,
(iv) in the case of the Company only, declared or made any payment or distribution to stockholders, or purchased or redeemed any shares of its capital stock or other securities, or (v) except in connection with this Agreement and the transactions contemplated hereby, entered into any agreement, letter of intent or similar undertaking to take any of the actions listed in clauses (i) through (iv) above.

                     SECTION 2.10. Actions Pending. Except as set forth in the Company SEC Filings and as set forth on Schedule 2.10, there is no action, suit, investigation or proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company to which its property is subject, before any court or by or before any governmental body or arbitration board or tribunal, which the Company would be required to disclose pursuant to Item 1 of
Part II of Form 10-Q if such Form 10-Q were required to be filed on and as of the date hereof. For the purposes of this Agreement, the term "best knowledge of the Company" shall mean the actual knowledge of the executive officers of the Company.

                     SECTION 2.11. Compliance with Law; Permits. Neither the Company nor any of its subsidiaries is in default in any respect under any order or decree of any court, governmental authority, arbitrator or arbitration board or tribunal or under any laws, ordinances, governmental rules or regulations to which the Company or any of such subsidiaries or any of their respective properties or assets is subject, except where such default would not have a Material Adverse Effect. The Company possesses all permits, authorizations, approvals, registrations, variances and licenses ("Permits") necessary for the Company or its subsidiaries to own, use and maintain their properties and assets or required for the conduct of its business in substantially the same manner as it is currently conducted, except where the failure to possess any such Permit would not have a Material Adverse Effect. Except to the extent the failure of any of the following to be correct would not have a Material Adverse Effect, each Permit is in full force and effect, and no proceeding is pending or, to the best knowledge of the Company, threatened to modify, suspend, revoke or otherwise limit any Permit, and no administrative or governmental actions have been taken or, to the best knowledge of the Company, threatened in connection with the expiration or renewal of any Permit.

                     SECTION 2.12. Contracts. Except as disclosed in the Company SEC Filings and as set forth on Schedule 2.12, there are no contracts or agreements that are material to the conduct of the Company's business or to the financial condition or results of operations of the Company and its subsidiaries, taken as a whole, that the Company would be required to disclose pursuant to paragraph 10 of Item 601 of Regulation S-K if a Form 10-Q were required to be filed on and as of the date hereof. Except as set forth on
Schedule 2.12, each of the agreements (collectively, the "Material Agreements") disclosed as an exhibit in the Company SEC Filings in response to paragraph 10 of Item 601 of Regulation S-K under which there are continuing rights or obligations is a valid and enforceable obligation of the Company and, to the best knowledge of the Company, of the other parties thereto, except where the failure to be valid or enforceable would not have a Material Adverse Effect and provided that no representation is made as to the enforceability of such agreements to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforceability of creditors' rights generally or by general equitable principles. Except as disclosed on Schedule 2.12, to the best knowledge of the Company, the Company has not been notified in writing of any claim that any Material Agreement is not valid and enforceable in accordance with its terms for the periods stated therein (other than where such enforceability is in violation of public policy or law), or that there is under any such contract any existing default or event of default or event that with notice or lapse of time or both would constitute such a default, except any such failure to be valid or enforceable and any such defaults that, in the aggregate, would not have a Material Adverse Effect.

                     SECTION 2.13. Offering of the Notes. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Article III hereof, neither the Company nor any person acting on the Company's behalf has taken or will take any action (including, but not limited to, any offer, issuance or sale of any securities of the Company under circumstances which might require the integration of such transactions with the sale of the Notes under the Securities Act or the rules and regulations of the SEC thereunder) which would subject the offering, issuance or sale of the Notes to the Purchaser pursuant to this Agreement to the registration provisions of the Securities Act.

                     SECTION 2.14. Related-Party Transactions. Except (i) as set forth in the Company SEC Filings, (ii) as set forth on Schedule 2.14, or (iii) as contemplated hereby, there are no existing material arrangements or proposed material transactions between the Company and any Person or entity that the Company would be required to disclose pursuant to Item 404 of Regulation S-K of the SEC if a proxy statement of the Company were required to be filed on or as of the date hereof, other than arrangements or transactions between the Company and the Purchaser.

                     SECTION 2.15. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company directly with the Purchaser, without the intervention of any other Person on behalf of the Company in such manner as to give rise to any valid claim by any other Person against the Purchaser for a finder's fee, brokerage commission or similar payment.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                     The Purchaser represents and warrants to the Company, as of the date hereof and on the Closing Date as follows:

                     SECTION 3.01. Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate authority to operate its properties and assets and to carry on its business as it is now being conducted.

                     SECTION 3.02. Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements, and the purchase and receipt by the Purchaser of the Notes being acquired by it hereunder, have been duly authorized by all requisite action on the part of the Purchaser and will not violate any provision of law, any order of any court or other agency of government, the charter or other governing documents of the Purchaser, or any provision of any indenture, agreement or other instrument by which the Purchaser or any of the Purchaser's properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances in favor of any third Person upon any of the properties or assets of the Purchaser.

                     SECTION 3.03. Validity. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against the Purchaser in accordance with its terms. Each of the Ancillary Agreements, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                     SECTION 3.04. Investment Representations.

                     (a) The Purchaser is acquiring the Notes being purchased by the Purchaser hereunder for the Purchaser's own account, for investment, and not with a view toward the resale or distribution thereof.

                     (b) The Purchaser understands that he, she or it, as the case may be, must bear the economic risk of the Purchaser's investment for an indefinite period of time, because the Notes and, when issued upon conversion of Notes, the Conversion Shares are not registered under the Securities Act or any applicable state securities laws and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available.

                     (c) The Purchaser has the ability to bear the economic risks of the investment in the Notes being purchased hereunder for an indefinite period of time. The Purchaser further acknowledges that he, she or it, as the case may be, has received copies of the Company SEC Filings and has had the opportunity to ask questions of, and receive answers from, officers of the Company with respect to the business and financial condition of the Company and the terms and conditions of the offering of the Notes and to obtain additional information necessary to verify such information or can acquire it without unreasonable effort or expense.

                     (d) The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of its investment in the Notes. The Purchaser further represents that he, she or it, as the case may be, is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the SEC under the Securities Act with respect to its purchase of the Notes.

                     SECTION 3.05. Governmental Approvals. No registration or filing with, or consent or approval of, or other action by, any Governmental Authority is or will be necessary by the Purchaser for the valid execution, delivery and performance of this Agreement and the Ancillary Agreements.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

                     SECTION 4.01. Operation of Business. From the date hereof until the Initial Closing Date, except as expressly provided for in this Agreement or as consented to by the Purchaser, the Company shall not:

                     (a) amend its certificate of incorporation or bylaws or comparable organizational documents;

                     (b) split, combine or reclassify any shares of the Company's Common Stock;

                     (c) declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Common Stock;

                     (d) take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the Company set forth in Article III becoming untrue, (B) any of the conditions to the obligations of the Purchaser set forth in Section 6.02 not being satisfied, or (C) the operation of the business of the Company or its Subsidiaries outside the ordinary course of business consistent with past practice, giving due regard to the Company's financial condition, including but not limited to the filing for bankruptcy by Bridge, the Company's cash funding requirements and the Company's current management of its trade payables; and

                     (e) enter into any agreement or commitment to do any of the foregoing.

                     SECTION 4.02. Access to Information. From the date hereof until the Closing Date, the Company will (a) furnish to the Purchaser and its authorized representatives such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request and (b) instruct its counsel, independent accountants and financial advisors to cooperate with the Purchaser and its authorized representatives in its investigation of the Company. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

                     SECTION 4.03. Agreement to Take Necessary and Desirable Actions. The Company shall (a) subject to the satisfaction of the conditions set forth in Section 6.02, execute and deliver this Agreement and the Ancillary Agreements and such other documents, certificates, agreements and other writings, and (b) take such other actions, in each case, as may be necessary or reasonably requested by the Purchaser in order to consummate or implement the issuance, sale and delivery of the Notes to the Purchaser in accordance with the terms of this Agreement.

                     SECTION 4.04. Compliance with Conditions; Commercially Reasonable Efforts. The Company shall use all commercially reasonable efforts to cause all conditions precedent to the obligations of the Company and the Purchaser to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable laws to consummate and make effective in the most expeditious manner practicable the issuance, sale and delivery of the Notes to the Purchaser in accordance with the terms of this Agreement.

                     SECTION 4.05. Consents and Approvals. The Company (a) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities, and of all other Persons required in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby (including, without limitation, obtaining any stockholder approval referred to in Schedule 2.04); and (b) shall diligently assist and cooperate with the Purchaser in preparing and filing all documents required to be submitted by the Purchaser to any Governmental Authority in connection with the issuance, sale and delivery of the Notes to the Purchaser (which assistance and cooperation shall include, without limitation, timely furnishing to the Purchaser all information concerning the Company and its Subsidiaries that counsel to the Purchaser reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

                     SECTION 4.06. Reservation of Shares. For so long as any of the Notes are outstanding, the Company shall keep reserved for issuance a sufficient number of shares of Common Stock to satisfy its conversion obligations thereunder.

                     SECTION 4.07. Listing of Shares. The Company shall use all commercially reasonable efforts to cause the Conversion Shares issuable upon conversion of the Notes to be listed or otherwise eligible for trading on the Nasdaq National Market or such other exchange or market at which the Common Stock is traded at the time of conversion.

                     SECTION 4.08. Use of Proceeds. The Company shall use the aggregate proceeds to be received upon issuance of the Notes for working capital and general corporate purposes.

                                   ARTICLE V

                           COVENANTS OF THE PURCHASER

                     SECTION 5.01. Agreement to Take Necessary and Desirable Actions. The Purchaser shall (a) subject to the satisfaction of the conditions set forth in Section 6.01, execute and deliver each of this Agreement and the Ancillary Agreements and such other documents, certificates, agreements and other writings and (b) take such other actions as may be necessary or reasonably requested by the Company in order to consummate or implement the issuance, sale and delivery of the Notes to the Purchaser in accordance with the terms of this Agreement.

                     SECTION 5.02. Compliance with Conditions; Commercially Reasonable Efforts. The Purchaser will use all commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and to cause all conditions precedent to the obligations of the Company and the Purchaser to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Purchaser will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the issuance, sale and delivery of the Notes to the Purchaser in accordance with the terms of this Agreement.

                     SECTION 5.03. Consents and Approvals. The Purchaser (a) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities, and of all other Persons required in connection with the execution, delivery and performance of this Agreement and the Registration Rights Agreement or the consummation of transactions contemplated hereby or thereby and (b) shall diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company to any Governmental Authority in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Company all information concerning the Purchaser that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                     SECTION 6.01. Initial Closing.

                     (a) Conditions Precedent to the Obligations of the Purchaser in the Initial Closing. With regard to the Initial Closing, the obligations of the Purchaser hereunder are, at their option, subject to the satisfaction of the following conditions:

                     (i) Representations and Warranties to Be True and Correct. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

                     (ii) Performance. The Company shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date.

                     (iii) All Proceedings to Be Satisfactory. All corporate and other proceedings to be taken by the Company and all waivers and consents to be obtained by the Company in connection with the transactions contemplated hereby, including, but not limited to, any such requirements of the Marketplace Rules of the Nasdaq National Market and those set forth in Schedule 2.04, shall have been taken or obtained by the Company, and all documents incident thereto shall be satisfactory in form and substance to the Purchaser and their counsel.

                     (iv) Legal Proceedings. On the Initial Closing Date, no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement.

                     (v) No Material Adverse Effect. Except for the effects of the matters referred to in Sections 2.07 and 2.09 or disclosed in Schedules 2.07, 2.09 or the Cash Flow Projection, since April 17, 2001, the date on which the Company filed its Annual Report on Form 10-K for the year ended December 31, 2000, there shall have been no Material Adverse Effect.

                     (vi) Opinions of Counsel. The Purchaser shall have received from Hogan & Hartson L.L.P. and Steven M. Gallant, Esq., opinions dated the Initial Closing Date, covering customary matters and otherwise reasonably satisfactory in form and substance to the Purchaser and their counsel.

                     (vii) Ancillary Agreements. The Company shall have executed and delivered each of the Ancillary Agreements, and all third party consents (including the consent of lenders of the Company's subsidiaries, if necessary) and all other documents and agreements necessary to make the Ancillary Agreements effective in accordance with their terms shall have been obtained and shall be effective.

                     (viii) Mortgage. The Company shall have executed and delivered the Deed and such document shall have been filed with and accepted by the proper Governmental Authorities.

                     (ix) Indebtedness and Security Interest Waiver. Any restrictions on the incurrence of indebtedness or the granting of a security interest by the Company pursuant to any agreement to which the Company is a party, including but not limited to any agreement with (i) Nortel Networks Inc.,
(ii) General Electric Capital Corporation or (iii) Welsh Carson shall have been waived on terms satisfactory to the Purchaser to enable the Company to consummate the transactions to be effected at the Initial Closing contemplated by this Agreement.

                     (x) Compliance Certificate. There shall have been delivered to the Purchaser a certificate dated as of the Initial Closing, signed by an executive officer of the Company, certifying that the conditions specified in Sections 6.01(a)(i), (ii), (iii), (iv), (v), (viii) and (ix) have been fulfilled.

                     (b) Conditions Precedent to the Obligations of the Company in the Initial Closing. With regard to the Initial Closing, the obligations of the Company hereunder are, at its option, subject to the satisfaction of the following conditions:

                     (i) Representations and Warranties to Be True and Correct. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

                     (ii) Performance. The Purchaser shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by them prior to or on the Closing Date.

                     (iii) All Proceedings to Be Satisfactory. All proceedings to be taken by the Purchaser and all waivers and consents to be obtained by the Purchaser in connection with the transactions contemplated hereby shall have been taken or obtained by the Purchaser and all documents incident thereto shall be satisfactory in form and substance to the Company and its counsel.

                     (iv) Legal Proceedings. On such Closing Date, no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement.

                     (v) Ancillary Agreements. The Purchaser shall have executed and delivered each of the Ancillary Agreements.

                     SECTION 6.02. Subsequent Closings.

                     (a) Conditions Precedent to the Obligations of the Purchaser in subsequent Closings. With regard to all Closings after the Initial Closing, including the June 2001 Closing, the obligations of the Purchaser hereunder are, at their option, subject to the satisfaction of the following conditions:

                     (i) Representations and Warranties to Be True and Correct. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on such Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except in any such case that would not have a Material Adverse Effect.

                     (ii) Performance. The Company shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or on such Closing Date.

                     (iii) All Proceedings to Be Satisfactory. All corporate and other proceedings to be taken by the Company and all waivers and consents to be obtained by the Company in connection with the transactions contemplated hereby, including, but not limited to, any such requirements of the Marketplace Rules of the Nasdaq National Market and those set forth in Schedule 2.04, shall have been taken or obtained by the Company, and all documents incident thereto shall be satisfactory in form and substance to the Purchaser and their counsel. Also, if the satisfaction by Reuters of the Funding Request relating to such Closing would cause Reuters and/or its affiliates to become an "interested stockholder" for purposes of DGCL 203, Reuters shall not be required to complete such Closing unless it receives evidence reasonably satisfactory to it, including resolutions of Company's Board of Directors and an opinion of counsel to the Company, to the effect that the transactions contemplated by such subsequent Closing have been approved by the Company's Board of Directors, including for purposes of DGCL 203.

                     (iv) Legal Proceedings. On such Closing Date, no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions to be effected at such Closing contemplated by this Agreement.

                     (v) No Default. No Event of Default (as defined in the Notes) shall have occurred and be continuing with respect to the Notes outstanding.

                     (vi) Network Services Agreement. Reuters Limited and the Company shall have executed a term sheet (the "Network Services Agreement Term Sheet"), in form and substance satisfactory to Reuters Limited, for an agreement (a "Network Services Agreement") for supply by the Company to Reuters Limited of certain data transport network services and the operation, management and maintenance thereof.

                     (vii) Cure of Defaults. Any default or event of default occurring and continuing as of the date of such Closing pursuant to any agreement to which the Company is a party with (i) Nortel Networks Inc., (ii) General Electric Capital Corporation or (iii) Welsh Carson shall have been cured or waived on terms satisfactory to the Purchaser.

                     (viii) Compliance Certificate. There shall have been delivered to the Purchaser a certificate dated as of the date of such Closing, signed by an executive officer of the Company, certifying that the conditions specified in Sections 6.02(a)(i), (ii), (iii), (iv), (v) and (vii) have been fulfilled.

                     (ix) Opinions of Counsel. The Purchaser shall have received from Hogan & Hartson L.L.P. and Steven M. Gallant, Esq., opinions dated as of the date of such Closing, covering customary matters and otherwise reasonably satisfactory in form and substance to the Purchaser and their counsel.

                     (b) Condition Precedent to the Obligations of the Company in subsequent Closings. With regard to Closings subsequent to the Initial Closing, the obligations of the Company hereunder are, at their option, subject to the satisfaction of the following condition:

                     (i) Representations and Warranties to Be True and Correct. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

                                  ARTICLE VII

                     SURVIVAL OF REPRESENTATIONS; INDEMNITY

                     SECTION 7.01. Survival of Representations. Subject as set forth below, all representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive for the period commencing on the date hereof and ending on the first anniversary of the last Closing.

                     SECTION 7.02. General Indemnity. (a) Subject to the terms and conditions of this Article VII, the Company hereby agrees to indemnify, defend and hold the Purchaser and its affiliates harmless from and against all demands, claims, actions or causes of action, assessments, losses (including, but not limited to, diminution in value of the Notes or Conversion Shares), damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by the Purchaser by reason of or resulting from a breach of any representation, warranty or covenant of the Company contained in or made pursuant to this Agreement.

                     (b) Subject to the terms and conditions of this Article VII, the Purchaser hereby agrees to indemnify, defend and hold the Company harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by the Company by reason of or resulting from a breach of any representation, warranty or covenant of the Purchaser contained in or made pursuant to this Agreement.

                     SECTION 7.03. Conditions of Indemnification. The respective several obligations and liabilities of the Purchaser, on the one hand, and the Company, on the other hand (the "indemnifying party"), to the other (the "party to be indemnified") under Section 7.02 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                     (a) within 20 days after receipt of notice of commencement of any action or the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing;

                     (b) in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof, provided that the indemnifying party shall be given at least 15 days prior written notice of the effectiveness of any such proposed settlement or compromise;

                     (c) anything in this Section 7.03 to the contrary notwithstanding (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnifying party other than as a result of money damages or other money payments, the indemnifying party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnifying party shall not, without the prior written consent of the party to be indemnified, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the party to be indemnified a release from all liability in respect of such claim; and

                     (d) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                     SECTION 8.01. Restrictive Legends. Each Note and each certificate representing the Conversion Shares and any shares of capital stock received in respect thereof, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise, and each certificate for any such securities issued to subsequent transferees of any such certificate shall be stamped or otherwise imprinted with the legends required to be borne by such securities by the Registration Rights Agreement, except as expressly provided in such agreement.

                     SECTION 8.02. Survival of Agreements. Except as specifically limited as provided in Section 7.01 hereto, all covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the issuance, sale and delivery of the Notes pursuant hereto, notwithstanding any investigation made at any time by or on behalf of any party hereto. All statements contained in any certificate or other instrument delivered by the Company hereunder shall be deemed to constitute representations and warranties made by the Company.

                     SECTION 8.03. Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any party hereto shall bind and inure to the benefit of the respective successors and permitted assigns of such party hereto whether so expressed or not.

                     SECTION 8.04. Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by the addressee to the addressor listing all parties:

                     if to the Company, to:

                               SAVVIS Communications Corporation
                               12851 Worldgate Drive
                               Herndon, Virginia  20170
                               Fax:  (703) 234-8315
                               Attention:  Ms. Nancy Lysinger

                     with a copy to:

                               SAVVIS Communications Corporation
                               717 Office Parkway
                               St. Louis, Missouri  63141
                               Fax: (314) 468-7550
                               Attention: Steven M. Gallant, Esq.

                     with a copy to:

                               Hogan & Hartson L.L.P.
                               885 Third Avenue, 26th Floor
                               New York, New York  10022
                               Fax: (212) 409-9801
                               Attention:  Christine M. Pallares, Esq.

                     if to the Purchaser, to the address set forth under the Purchaser's name on Schedule I hereto.

                     with a copy to:

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, New York  10153
                               Fax:  (212) 310-8007
                               Attention:  David E. Zeltner, Esq.

or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing, (c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier, and (d) in the case of facsimile, when received.

                     SECTION 8.05. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

                     SECTION 8.06. Entire Agreement; Assignment. This Agreement (including, but not limited to, the Schedules and Exhibits thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified nor any provisions waived except in a writing signed by the Company and the Purchaser. This Agreement shall not be assigned without the consent of the other parties hereto, except that notwithstanding anything to the contrary contained herein, the Purchaser may assign all or any portion of such Notes and the related rights and obligations hereunder to any parent, subsidiary, successor, assign or affiliate. It is understood and agreed that, in the event of such assignment, each of such transferee shall, at such time, agree to be a "Purchaser" for all purposes of this Agreement, and the Purchaser shall not be released from its liabilities under this Agreement.

                     SECTION 8.07. Press Releases and Public Announcements. The Company and the Purchaser shall use reasonable best efforts to agree upon the form, content and timing of a public announcement regarding the terms of this Agreement promptly upon execution hereof. All other public announcements or disclosures relating to this Agreement shall be made only if mutually agreed upon by the Company and the Purchaser, except to the extent such disclosure is, in the opinion of the Company's or the Purchaser's legal counsel, required by law or by regulation of any applicable national stock exchange or any SEC-recognized trading market or equivalent foreign exchange or trading market; provided that any such required disclosure shall only be made, to the extent consistent with law and regulation of any applicable national stock exchange or SEC-recognized trading market or equivalent foreign exchange or trading market, after consultation with the Purchaser or the Company, as applicable. The Company and the Purchaser further agree that notwithstanding the foregoing, neither the Company nor the Purchaser (or any affiliate) shall make any press release or public disclosure whatsoever with respect the terms or status of the negotiation of any possible Network Services Agreement between the Company and Reuters Limited, unless such agreement has been executed by the parties thereto, and only then upon mutual agreement of such parties.

                     SECTION 8.08. Termination. (a) This Agreement may be terminated at any time prior to the Closing:

                     (i) by mutual written agreement of the Company and the Purchaser; or

                     (ii) by either the Company or the Purchaser if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction.

                     The party desiring to terminate this Agreement pursuant to
Section 8.08(a)(ii) hereof shall promptly give notice of such termination to the other party.

                     (b) If this Agreement is terminated as permitted by this
Section 8.08, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all losses incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 8.02, 8.03, 8.04, 8.07, 8.10 and 8.11 shall survive any termination hereof pursuant to this Section 8.08.

                     SECTION 8.09. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                     SECTION 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                     SECTION 8.11. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                     (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, nor will any waiving of any right power or privilege operate to waive any other subsequent right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

                     SECTION 8.12. Taxes. Each party hereto acknowledges that it is responsible for the payment of its own taxes including filing of corresponding tax returns and submission of any form or other document relating to the imposition of such taxes. Failure to provide any such form or document may result in payments hereunder being made net of an amount necessary to satisfy applicable withholding tax requirements.



                            [signature page follows]

                     IN WITNESS WHEREOF, the Company and the Purchaser have executed this Agreement as of the day and year first above written.


                                     SAVVIS COMMUNICATIONS CORPORATION

                                     By: /s/ Steven M. Gallant
                                         -------------------------------------
                                         Name: Steven M. Gallant
                                         Title: Vice President,
                                                General Counsel



                                     REUTERS HOLDINGS SWITZERLAND SA

                                     By: /s/ Devin Wenig
                                         -------------------------------------
                                         Name: Devin Wenig
                                         Title: Attorney-in-Fact

                                   SCHEDULE I

                             Maximum Funding Amounts

------------------------------- ------------ ------------ ----------- ------------ --------------- -------------- -----------

Name and Address of Purchaser     May 2001    June 2001    July 2001  August 2001  September 2001*  October 2001*    Total
------------------------------- ------------ ------------ ----------- ------------ --------------- -------------- -----------
Reuters Holdings Switzerland SA
c/o Reuters America Inc.
The Reuters Building
3 Times Square -20th Fl.        $10,000,000  $10,000,000  $7,500,000  $2,500,000   $7,500,000      $7,500,000     $45,000,000
New York, NY 10036                                                                                                -----------
Attn:  Mr. David Distel
Fax:  (646) 223-4237
-------------------------------- ------------ ------------ ----------- ------------ -------------- -------------- -----------



*See Section 1.02(c ) for conditions upon which Funding Requests may be presented to the Purchaser in September 2001 and October 2001.

                                SCHEDULE 2.03(B)


                             CONVERTIBLE SECURITIES
                             ----------------------

           $20,000,000 aggregate principal amount of the Company's 10% Convertible Senior Secured Notes due February 20, 2006 (the "Notes"), including Notes issued as payment-in-kind interest thereunder.

                                  SCHEDULE 2.04


                           AUTHORIZATION OF AGREEMENT
                           --------------------------

1. The consent of the Company's lenders under the Credit Agreement (as defined in Section 2.09).

2. The consent of individuals and entities affiliated with Welsh Carson Anderson & Stowe under the Missouri Future Advance Deed of Trust and Security Agreement dated as of February 19, 2001.

3. The Board of Directors of the Company has only approved the transactions contemplated by the Agreement for up to the lesser of
           (i) $30,000,000 aggregate principal amount of Notes, and (ii) such maximum aggregate principal amount of Notes that are convertible into less than 15% of the outstanding voting stock of the Company, and therefore any funding in accordance with Section 1 of the Agreement that would result in the Purchaser owning 15% or more of the Company's outstanding voting stock will require further approval by the Company's Board of Directors.

4. The approval of the Company's stockholders of the issuance of the Purchaser Conversion Preferred, if such approval is required under the Market Place Rules of the Nasdaq Stock Market or any other applicable rules or regulations of the National Association of Securities Dealers, Inc.

                                  SCHEDULE 2.07


1. On April 18, 2001, Winstar Communications Inc., along with certain of its subsidiaries, voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware. As a result of the breach by Winstar Wireless, Inc. ("Winstar") of the terms of the Master Agreement, dated as of June 30, 2000, between SAVVIS Missouri and Winstar, as amended, the Company on April 17, 2001 sent a contractual termination letter to Winstar. Because of the resulting abandonment of the deployment of the wireless network technology, the Company may have to record a write down to net realizable value of certain of its purchased equipment from Winstar that was intended for deployment on the Company's network. Should the full write down be necessary, the amount has been tentatively estimated to be approximately $29 million.

2. The Company has terminated its Contract for Colocation Services in Dallas, Texas, Medford, Massachusetts, Miami, Florida and Vienna, Virginia with CoLo.Com (the "Colo.Com Agreement"). Colo.Com has notified the Company that it owes Colo.Com a total amount of $1,597,816.23 under the Colo.Com Agreement, representing amounts past due and the remaining contract value of the canceled Colo.Com Agreement.

3. A mechanics lien for a debt of approximately $73,400 has been filed on SAVVIS Missouri's data center in San Francisco resulting from a nonpayment by SAVVIS Missouri relative to certain construction at such data center, which lien may constitute a default by SAVVIS Missouri under its lease at such data center.

4. Various mechanic's and materialmen's liens have been filed against the Hazelwood Data Center in Missouri for a total debt of approximately $2.7 million.

5. The Company has received notification from the Nasdaq Stock Market that its Common Stock has failed to maintain a minimum closing bid price of $1.00 per share for 30 consecutive trading days.

6. The Company and/or SAVVIS Missouri have entered into arrangements with a number of vendors in connection with the late payment of invoices.

7. Bridge's international subsidiaries have failed to make payments due under various network services agreements relating thereto.

8.         Bridge's filing for bankruptcy.

9.         The cash situation of the Company as reflected on the Cash Flow
           Projection.

10. A lien has been filed against SAVVIS Missouri's facility in Herndon, Virginia in regard of a disputed payment of $60,000.

11. Any other events of default or alleged events of default under any leases of real estate by Company and/or SAVVIS Missouri to the extent such event of default or alleged event of default occurred on or prior to the date of this Agreement and/or matters under any such leases occurring on or prior to the date of this Agreement which, with the passage of time, would constitute an event of default or alleged event of default under such leases.

12. The filing of any mechanic's or materialmen's liens against or otherwise encumbering any of the Mortgaged Property (as defined in the Deed of Trust by SAVVIS Missouri in favor of Purchaser dated as of May 16, 2001) arising out of the construction by or for the benefit of SAVVIS Missouri of the Building (as defined in such Deed of Trust) to the extent of any of such construction completed as of the date of this Agreement.

13. Any insolvency of the Company or SAVVIS Missouri (it being understood that neither the Company nor SAVVIS Missouri are acknowledging or confirming the existence of any such insolvency nor shall they be deemed to be waiving any right to dispute any assertion that one or either of them were, prior to the date of this Agreement, insolvent).

Neither the Company nor SAVVIS Missouri are acknowledging or admitting the validity of claims or assertion by any person or entity against the Company and/or SAVVIS Missouri concerning any of the foregoing matters.

                                  SCHEDULE 2.09

1. Stipulation and Order, dated April 9, 2001, by and among the Company, AT&T Corp., Bridge and its related debtor entities.

2. Stipulation and Order, dated March 22, 2001, by and among the Company, Sprint Communications Company L.P., Bridge and its related debtor entities.

3. Stipulation and Order, dated March 23, 2001 by and among the Company, MCI/WorldCom Communications Corporation and certain of its affiliates, Bridge and its related debtor entities.

4.         Stipulation and Order, dated March 22, 2001 between Bridge and the
           Company.

5. Agreement Regarding the Supplemental Terms of the Interim SAVVIS Financing as Approved by the May 3, 2001 Order of the United States Bankruptcy Court for the Eastern District of Missouri (relating to the note to Bridge and amounts owed by Bridge to the Company under the network services agreement) (the "Agreement Regarding Supplemental Terms").

                                  SCHEDULE 2.10

1. On April 27, 2001, a complaint was filed by MHI DC, Inc. in the United States District Court for the Eastern District of Virginia for an amount of $867,000 in compensatory damages, plus pre-judgment interest, costs and alternative or additional relief, including attorneys' fees.

2. On May 10, 2001, a summons was filed by Heritage Exhibits, an Iowa corporation, in the District Court of Clark County, Nevada concerning one of the Company's exhibit booths, requesting monetary relief in excess of $40,000 for outstanding invoices.

3. Sprint has filed a Motion for an Order Permitting Termination of Agreement with the Company in the United States Bankruptcy Court for the Eastern District of Missouri (Case No. 01-0141593-393).

                                  SCHEDULE 2.12

                                    CONTRACTS
                                    ---------


1. Events of Default (as defined in the Credit Agreement), including payment defaults, have occurred under the Credit Agreement.

2. The Company has failed to make payments due under the Sublease Agreement, dated as of February 18, 2000, between the Company and Bridge.

3. SAVVIS Missouri has failed to make payments due under the Ground Lease Agreement, dated as of February 18, 2000, between SAVVIS Missouri and Bridge Data Company.

4. The Company has failed to make payments due under its capital lease facility with General Electric Capital Corporation.

5. Bridge is in default under the Network Services Agreement, dated February 18, 2000, between the Company and Bridge.

6. Bridge's international subsidiaries have failed to make payments due under various network services agreements relating thereto.

7. Bridge has breached certain of its covenants under the Master Establishment and Transition Agreement, dated February 9, 2000, between the Company and Bridge (the "MEAT Agreement"). The Company does not intend to purchase the Call Assets (as such term is defined in the MEAT Agreement) from Bridge.

8. The Company owes Bridge approximately $23 million under a term note due February 18, 2001, which it intends to set-off, if permitted by applicable law, against Bridge's indebtedness to the Company as of February 15, 2001, the date of Bridge's bankruptcy filing.

9. The enforceability of all agreements with Bridge is affected by the bankruptcy of Bridge.

10. The Company is in default under the Managed Network Agreement, dated August 23, 1995, between Sprint Communications Company L.P. and Bridge Data Company, as amended. Sprint Communications Company, L.P. has filed a Motion for an Order Permitting Termination of Agreement with the Company in the United States Bankruptcy Court for the Eastern District of Missouri (Case No. 01-0141593-393).

11. The Company is late in making payments due under the Service Agreement, dated August 15, 1996, between the Company and IXC Carrier, Inc., as amended.

12. There is a dispute concerning payments under the Long Haul IRU Agreement, dated as of August 2, 2000, between SAVVIS Missouri and Level 3 Communications, LLC.

13. There is a dispute concerning payments under the Metro IRU Agreement, dated as of August 2, 2000, between SAVVIS Missouri and Level 3 Communications, LLC.

14. The Company has received notice from Kiel Center Partners, L.P. a Missouri limited partnership ("Kiel") with respect to the Naming Rights Agreement, dated as of August 17, 2000, by and among Kiel, the Company and Bridge, alleging that an Event of Default (as defined therein) has occurred thereunder.

15. Winstar has breached the terms of the Master Agreement, dated as of June 30, 2000, between SAVVIS Missouri and Winstar.

16. The Company is in default under the Company's 10% Convertible Senior Secured Notes due February 20, 2006.

17. The Company has failed to make payments due under the Master Lease Agreement Number 9029, Schedule No. 04, dated July 31, 1997, between the Company and Ascend Credit Corporation.

18. A mechanics lien for a debt of approximately $73,400 has been filed on SAVVIS Missouri's data center in San Francisco, resulting from nonpayment by SAVVIS Missouri relative to certain construction at such Data Center, which lien may constitute an event of default under the Lease, dated as of February 29, 2000, between SAVVIS Missouri and the United States Postal Service.

19. Various mechanic's and materialmen's liens have been filed against the Hazelwood Data Center in Missouri for a total debt of approximately $2.7 million.

20. A lien has been filed against SAVVIS Missouri's facility in Herndon, Virginia in regard of a disputed payment of $60,000.

21. SAVVIS Missouri has received a notice alleging that it is in default under the Lease, dated September 2000, between SAVVIS Missouri and Hudson Telecom Center, LLC, relating to property located on 325 Hudson Street, New York, New York.

22. The Company is in a dispute concerning payments under the Lease, dated March 3, 2000, between SAVVIS Missouri and WXIII/FAR Yale Real Estate Limited Partnership, relating to property located on 451 D Street, Boston, Massachusetts.

23. The Colo.Com Agreement has been terminated. Colo.Com has notified the Company that it owes Colo.Com a total amount of $1,597,816.23 under the Colo.Com Agreement, representing amounts past due and the remaining contract value of the canceled Colo.Com Agreement.

24. Any other events of default or alleged events of default under any leases of real estate by Company and/or SAVVIS Missouri to the extent such event of default or alleged event of default occurred on or prior to the date of this Agreement and/or matters under any such leases occurring on or prior to the date of this Agreement which, with the passage of time, would constitute an event of default or alleged event of default under such leases.

25. The filing of any mechanic's or materialmen's liens against or otherwise encumbering any of the Mortgaged Property (as defined in the Deed of Trust by SAVVIS Missouri in favor of Purchase dated as of May 16, 2001) arising out of the construction by or for the benefit of SAVVIS Missouri of the Building (as defined in such Deed of Trust) to the extent of any of such construction completed as of the date of this Agreement.

26. Any insolvency of Company or SAVVIS Missouri (it being understood that neither the Company nor SAVVIS Missouri are acknowledging or confirming the existence of any such insolvency or waiver nor shall they be deemed to be waiving any right to dispute any assertion that one or either of them were, prior to the date of this Agreement, or are as of the date of this Agreement, insolvent).

Neither the Company nor SAVVIS Missouri are acknowledging or admitting the validity of claims or assertion by any person or entity against the Company and/or SAVVIS Missouri concerning any of the foregoing matters.


Material Contracts To Be Filed:
-------------------------------

1.         Stipulation and Order, dated March 23, 2001 between Bridge and the
           Company.

2. Modification of Missouri Future Advance Deed of Trust and Security Agreement, dated as of February 19, 2001, among SAVVIS Missouri, Welsh Carson Anderson & Stowe VIII, L.P. and WCAS Management Corporation.

3.         Reuters Network Services Term Sheet.

4.         Agreement Regarding Supplemental Terms.

5. First Amendment To Amended And Restated Credit Agreement by and among the Company, SAVVIS Missouri, each of the undersigned Lenders (as therein defined) and Nortel Networks Inc.

                                  SCHEDULE 2.14


Stipulation and Order, dated March 23, 2001 between Bridge and the Company.

                                   EXHIBIT A


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE CORPORATION, AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID"): (1) THE ISSUE PRICE IS THE NOTE'S STATED PRINCIPAL AMOUNT; (2) THE ISSUE DATE IS __________, 2001; (3) THE YIELD TO MATURITY (COMPOUNDED QUARTERLY) IS ___%; AND (4) THE AMOUNT OF THE ORIGINAL ISSUE DISCOUNT IS [$insert total interest to be paid on the Note through Maturity] (NOT INCLUDING ANY OID WITH RESPECT TO ADDITIONAL NOTES ISSUED IN LIEU OF CASH INTEREST PAYMENTS).

                        SAVVIS COMMUNICATIONS CORPORATION

                       12% Convertible Senior Secured Note
                                 due May 1, 2005

Registered S-01                                             New York, New York
$___________                                                  __________, 2001

                     SAVVIS COMMUNICATIONS CORPORATION, a Delaware corporation (hereinafter called the "Corporation"), for value received, hereby promises to pay Reuters Holdings Switzerland SA, or registered assigns (the "Holder"), the principal sum of ____________________________ ($____________), in a single installment on May 1, 2005 (the "Maturity Date"), or the next preceding Business Day (as defined below) with interest (computed on the basis of a 360-day year) from the date hereof on the unpaid principal amount hereof. Such interest shall accrue at the rate of 12% per annum, compounded on a quarterly basis, payable on the first day of February, May, August and November of each year (each such day being an "Interest Payment Date") commencing on August 1, 2001, by, at the option of the Corporation, (i) the payment of cash to the Holder or, (ii) until August 1, 2004, the issuance of an additional Note or Notes (each a "PIK Note") by the Corporation in favor of the Holder, in substantially the form hereof, in a principal amount equal to the interest payable to such holder on such Interest Payment Date, until the principal amount hereof shall have become due and payable, whether at maturity or by acceleration or otherwise, and thereafter at the rate of 14% per annum on any overdue principal amount and (to the extent permitted by applicable law) on any overdue interest until paid.

                     The payment of principal and interest on this Note shall be in such currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.



NY2:\1040601\09\M@XL09!.DOC\69812.0235

                     If for any reason one or more PIK Notes shall not be delivered in accordance herewith, interest on the unpaid principal of each PIK Note shall accrue from the Interest Payment Date in respect of which such PIK Note should have been issued until repayment in cash of the principal and payment in cash of all accrued interest in full. Interest shall accrue on this Note such that the aggregate interest due and payable on the Maturity Date and on each Interest Payment Date would be the same as if all PIK Notes not issued had been issued in accordance with the terms of this Note, and the principal payable on the Maturity Date with respect to this Note shall be an amount equal to the sum of the principal outstanding hereunder and the aggregate principal which would be outstanding if the PIK Notes not issued had been issued in accordance with the terms of this Note.

                     For purposes of this Note, "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday under the laws of the State of New York.

                     1. NOTES AND SECURITY. This Note is issued pursuant to the Securities Purchase Agreement, dated as of May 16, 2001 (the "Purchase Agreement"), by and between the Corporation and Reuters Holdings Switzerland SA, a societe anonyme organized under the laws of Switzerland, providing for, among other things, the issuance of 12% Convertible Senior Secured Notes due May 1, 2005 in the aggregate principal amount not to exceed $45,000,000 (such 12% Convertible Senior Secured Notes are referred to herein collectively as the "Notes"). All payments of principal and interest on this Note shall be secured pursuant to the terms of that certain Missouri Future Advance Deed of Trust and Security Agreement, dated as of May 11, 2001, as amended or supplemented from time to time between the Corporation's subsidiary, Savvis Communications Corporation, a Missouri corporation, and the other parties thereto. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Purchase Agreement.


                     2. TRANSFER OR EXCHANGE OF NOTES. The Corporation shall keep at its office or agency maintained as provided in subsection (a) of Section 9 a register in which the Corporation shall provide for the registration of Notes and for the registration of transfer and exchange of Notes. The holder of this Note may, at its option, and either in person or by duly authorized attorney, surrender the same for registration of transfer or exchange at the office or agency of the Corporation maintained as provided in subsection (a) of
Section 9, and, without expense to such holder (except for taxes or governmental charges imposed in connection therewith), receive in exchange therefore a Note or Notes in such denomination or denominations as such holder may request (but in any event in denominations of not less than $1,000 principal amount, dated as of the date to which interest has been paid on the Note or Notes so surrendered for transfer or exchange, for the same aggregate principal amount as the then unpaid principal amount of the Note or Notes so surrendered for transfer or exchange, and registered in the name of such person or persons as may be designated by such holder. Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or shall be accompanied by a written instrument of transfer, satisfactory in form to the Corporation, duly executed by the holder of such Note or his attorney, duly authorized in writing. Every Note so made and delivered in exchange for this Note shall in all other respects be in the same form and have the same terms as this Note. No transfer or exchange of any Note shall be valid unless made in the foregoing manner at such office or agency.

                     3. LOSS, THEFT, DESTRUCTION OR MUTILATION OF NOTE. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Note, and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss from the holder hereof reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Corporation will make and deliver, in lieu of this Note, a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on this Note.

                     4. PERSONS DEEMED OWNERS; HOLDERS. The Corporation may deem and treat the person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal and premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue. With respect to any Note at any time outstanding, the term "holder," as used herein, shall be deemed to mean the person in whose name such Note is registered as aforesaid at such time.

                     5. EARLY REDEMPTION.

                     (a) Upon Change of Control. The Corporation shall notify the Holder at least 10 business days prior to a record date of a transaction which would result in a Change of Control (as defined below) of the Corporation. Upon receipt of such notice, the Holder shall have the right to require the Corporation (i) to redeem any or all of this Note, including the PIK Notes (as defined below), at a cash price equal to 100% of the principal amount of this Note, plus all accrued and unpaid interest and the Applicable Premium Amount (as defined below) as of the effective date of the Change of Control, or (ii) to convert the principal amount of any or all of this Note (at the Holder's option), including the PIK Notes and the Applicable Premium Amount (as defined below), into shares of Common Stock, determined by dividing the aggregate principal amount of this Note to be converted by the Common Stock Conversion Price, with the proportional value of any fractional shares resulting therefrom paid by the Corporation in cash to the Purchaser.

                     (b) Optional Prepayment by the Corporation. From and after the first anniversary of the final Closing, the Corporation shall have the right to prepay the entire principal amount, and only the entire principal amount, of the Note, with all accrued and unpaid interest to the date of prepayment, at any time without premium or penalty, upon at least 10 Business Days' notice of the date of prepayment. The Holder shall have the right at any time prior to the third business day prior to date of prepayment to convert this Note pursuant to
Section 15 hereof.

                     (c) Certain Definitions. As used herein, the following terms shall have the following meanings:

                     "Applicable Premium Amount" shall mean, with respect to this Note, as of any specified date prior to May 1, 2005, an amount equal to the interest that would have accrued on the outstanding principal amount of this Note during the period beginning on such date fixed and ending on May 1, 2005.

                     "Change of Control" shall mean the consummation by the Corporation of (x) a merger or consolidation with or into any other entity (other than a merger or consolidation in which (1) at least 50% of the voting capital stock of the Corporation (or the surviving or resulting entity, if other than the Corporation) outstanding immediately after the effective date of such merger is owned of record or beneficially by persons who owned voting capital stock of the Corporation immediately prior to such merger or consolidation and in substantially the same proportions in which such stock was held immediately prior to such merger or consolidation and such persons continue to have the right to elect a majority of the Board of Directors of the Corporation, (2) immediately after the effective date of such merger or consolidation a majority of the seats on the Corporation's Board of Directors are held by persons who were directors of the Corporation immediately prior to such effective date, and (3) no Event of Default shall have occurred as a result of the consummation thereof), or (y) any sale, lease or other disposal of all or substantially all of its assets and properties as an entirety in a single transaction or series of related transactions to an unaffiliated third party purchaser or purchasers, or (z) a transaction or series of related transactions in which a majority of the outstanding capital stock of the Corporation shall be acquired by an unaffiliated third party or parties.

                     6. NOTICE OF PREPAYMENT AND OTHER NOTICES. The Corporation shall give written notice of any prepayment of this Note pursuant to Section 5 not less than 10 days prior to the date fixed for such prepayment. Such notice shall include a reasonably-detailed description of the consideration, if any, to be received by holders of Common Stock in connection with the related Change of Control and a calculation of the Applicable Premium Amount to be paid in respect of such prepayment. Such notice of prepayment and all other notices to be given to any holder of this Note shall be given by registered or certified mail to the person in whose name this Note is registered at its address designated on the register maintained by the Corporation on the date of mailing such notice of prepayment or other notice. Unless the holder elects prior to such date fixed for prepayment to convert this Note pursuant to Section 15 hereof, upon notice of prepayment being given as aforesaid, the Corporation covenants and agrees that it will prepay, on the date therein fixed for prepayment, the entire principal amount hereof together with interest accrued hereon and Applicable Premium Amount hereon to the date fixed for such prepayment. Notwithstanding the foregoing, any such notice may specify that the obligation to make such prepayment is conditional upon the closing of the transaction requiring such prepayment, and, unless a notice of conversion delivered pursuant to Section 15 states to the contrary, any notice of conversion given while such a transaction is pending shall also be conditional upon the closing of such transaction, and no prepayment shall be required and no conversion shall be effected, unless and until such transaction is consummated.

                     7. INTEREST AND PREMIUM AFTER DATE FIXED FOR PREPAYMENT. If this Note is to be prepaid pursuant to Section 5 hereof, this Note shall (unless the provisions of the last sentence of Section 6 become applicable) cease to bear interest on and after the date fixed for such prepayment unless, upon presentation for the purpose, the Corporation shall fail to pay this Note, in which event the principal amount of this Note, and, so far as may be lawful, any overdue installment of interest or overdue Applicable Premium Amount, shall bear interest on and after the date fixed for such prepayment and until paid at the rate per annum provided herein for overdue principal.

                     8. SURRENDER OF NOTES; NOTATION THEREON. As a condition to obtaining any payment of or receiving any shares issuable upon the conversion of all or any portion of the principal amount of this Note, the Corporation may require the holder hereof to surrender this Note, and in such event the Corporation will execute and deliver at the expense of the Corporation, upon such surrender, a new Note registered in the name of such person or persons as may be designated by such holder for the principal amount of this Note then remaining unpaid and not converted pursuant to Section 15 hereof, dated as of the date to which interest has been paid on the principal amount of this Note then remaining unpaid, or may require the holder to present this Note to the Corporation for notation hereon of the conversion of the portion of the principal amount of this Note so converted.

                     9. AFFIRMATIVE COVENANTS. The Corporation covenants and agrees that, so long as any Note shall be outstanding:

                     (a) Maintenance of Office. The Corporation will maintain an office or agency in Herndon, Virginia (or such other place in the United States of America as the Corporation may designate in writing to the registered holder hereof), where the Notes may be presented for registration of transfer and for exchange as herein provided, where notices and demands to or upon the Corporation in respect of the Notes may be served and where, at the option of the holders thereof, the Notes may be presented for payment. Until the Corporation otherwise notifies the holders of the Notes, said office shall be the principal office of the Corporation in Herndon, Virginia.

                     (b) Payment of Taxes. The Corporation will promptly pay and discharge or cause to be paid and discharged, before the same shall become in default, all lawful taxes and assessments imposed upon the Corporation or any subsidiary or upon the income and profits of the Corporation or any subsidiary, or upon any property, real, personal or mixed, belonging to the Corporation or any subsidiary, or upon any part thereof by the United States or any State thereof, as well as all lawful claims for labor, materials and supplies, which, if unpaid, would become a lien or charge upon such property or any part thereof; provided, however, that the Corporation shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim (i) so long as both (x) the Corporation has set aside adequate reserves for such tax, assessment, charge, levy or claim and (y) the

Corporation shall be contesting the validity thereof in good faith by appropriate proceedings or the Corporation shall, in its good faith judgment, deem the validity thereof to be questionable and the party to whom such tax, assessment, charge, levy or claim is allegedly owed shall not have made written demand for the payment thereof or (ii) where the failure to pay or discharge would not have a material adverse effect on the properties, assets, financial condition, operating results, business or prospects of the Corporation and its subsidiaries, taken as a whole (a "Material Adverse Effect").

                     (c) Corporate Existence. The Corporation will do or cause to be done all things necessary and lawful to preserve and keep in full force and effect its corporate existence, rights and franchises under the laws of the United States or any State thereof; provided, however, that nothing in this subsection (c) shall prevent a consolidation or merger of, or a sale, transfer or disposition of all or any substantial part of the property and assets of, the Corporation, or the abandonment or termination of any rights or franchises of the Corporation, if such abandonment or termination is, in the good faith business judgment of the Corporation, in the best interests of the Corporation or would not have a Material Adverse Effect.

                     (d) Maintenance of Property. The Corporation will at all times maintain and keep, or cause to be maintained and kept, in good repair, working order and condition all significant properties of the Corporation used in the conduct of the business of the Corporation, and will from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this subsection (d) shall require the making of any repair or renewal or the continuance of the operation and maintenance of any property or the retention of any assets, if such action (or inaction) is, in the good faith business judgment of the Corporation, in the best interests of the Corporation or would not have a Material Adverse Effect.

                     (e) Insurance. The Corporation will keep adequately insured, by financially sound and reputable insurers, all property of a character usually insured by corporations engaged in the same or a similar business similarly situated against loss or damage of the kinds customarily insured against by such corporations and carry, with financially sound and reputable insurers, such other insurance (including, without limitation, liability insurance) in such amounts as are available at reasonable expense and to the extent believed necessary in the good faith business judgment of the Corporation.

                     (f) Keeping of Books. The Corporation will at all times keep proper books of record and account in which proper entries will be made of its transactions in accordance with generally accepted accounting principles consistently applied.

                     (g) Notice of Default. If any one or more events which constitute, or which with notice or lapse of time or both would constitute, an Event of Default under Section 11 shall occur, or if the holder of any Note shall demand payment or take any other action permitted upon the occurrence of any such Event of Default, the Corporation shall immediately after it becomes aware that any such event would with or without notice or lapse of time or both constitute such an Event or that such demand has been made or that any such action has been taken, give notice to the holder of this Note, specifying the nature of such event or of such demand or action, as the case may be; provided, however, that if such event, in the good faith judgment of the Corporation, will be cured within ten Business Days after the Corporation has knowledge that such event would, with or without notice or lapse of time or both, constitute such an Event of Default, no such notice need be given if such Event of Default shall be cured within such ten-day period.

                     (h) Information Covenants. The Corporation will furnish each Holder:

                     (i) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Corporation, a consolidated balance sheet and income statement of the Corporation, as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing and whose opinion shall be to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Corporation as a going concern;

                     (ii) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Corporation, a consolidated balance sheet and income statement of the Corporation, as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year or the end of the fiscal year, as presented by the Corporation in the Company SEC Filings, all such financial information described above to be in reasonable form and detail, and accompanied by a certificate of an executive officer of the Corporation to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Corporation and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments;

                     (iii) Monthly Financial Information. A consolidated balance sheet and income statement of the Corporation as of the end of each month, together with related consolidated statements of cash flow, by the twentieth (20th) calendar day of each fiscal month, with respect to the preceding fiscal month; provided, however, at the end of each of the first three fiscal quarters of the fiscal year, the Corporation shall provide such consolidated balance sheet, income statement and statement of cash flow by the forty-fifth (45th) calendar day after the end of such fiscal quarter; and provided further, at the end of the fourth fiscal quarter of such fiscal year, the Corporation shall provide such consolidated statements by the ninetieth (90th) calendar day after the end of the fiscal year. The monthly financial statements shall be accompanied by a certificate of an executive officer of the Corporation to the effect that such monthly financial statements fairly present in all material respects the financial condition of the Corporation and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments;

                     (iv) Annual Business Plan and Budgets. No later than the twenty-fifth (25th) calendar day prior to the end of each fiscal year of the Corporation, an annual business forecast of the Corporation containing, among other things, projected financial statements for the next fiscal year, financial and operating budgets and cash flow projections on a monthly basis (collectively, the "Annual Budget"); together with appropriate supporting details; as soon as possible, but in no event later than forty-five (45) days after the close of each of the first three fiscal quarters and ninety (90) days after the close of each fiscal year, a statement in which the actual results of such fiscal quarter are compared with the most recent forecasts for such fiscal quarter; and as soon as available, any material revisions to the Annual Budget;

                     (v) Reports. Promptly upon transmission or receipt thereof, copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Corporation shall send to its shareholders or to a holder of any indebtedness owed by the Corporation in its capacity as such a holder; provided, however, that notwithstanding the foregoing, the Corporation will not furnish to any Holder any material non-public information regarding the Corporation unless such Holder shall have signed a confidentiality agreement reasonably acceptable to the Corporation agreeing to maintain such information confidential and to refrain from trading in the Common Stock until the Corporation has advised such Holder, or such Holder otherwise discovers, that such information has ceased to be material or has been disclosed to the public.

                     10. MODIFICATION BY HOLDERS; WAIVER. The Corporation may, with the written consent of the holders of not less than 66 2/3% in principal amount of the Notes then outstanding, modify the terms and provisions of the Notes or the rights of the holders of the Notes or the obligations of the Corporation thereunder, and the observance by the Corporation of any term or provision of the Notes may be waived with the written consent of the holders of not less than 66 2/3% in principal amount of the Notes then outstanding; provided, however, that no such modification or waiver shall:

                     (a) change the maturity of any Note or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon or reduce the amount or change the time of payment of premium payable on any prepayment thereof without the consent of the holder of each Note so affected; or

                     (b)  give any Note any preference over any other Note; or

                     (c) reduce the applicable aforesaid percentages of Notes, the consent of the holders of which is required for any such modification.

                     Any such modification or waiver shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Corporation, whether or not such Note shall have been marked to indicate such modification or waiver, but any Note issued thereafter shall bear a notation referring to any such modification or waiver. Promptly after obtaining the written consent of the holders as herein provided, the Corporation shall transmit a copy of such modification or waiver to all the holders of the Notes at the time outstanding.

                     11. EVENTS OF DEFAULT. If any one or more of the following events, herein called "Events of Default," shall occur, for any reason whatsoever, and whether such occurrence shall, on the part of the Corporation, be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of a court of competent jurisdiction or any order, rule or regulation of any administrative or other governmental authority and such Event of Default shall be continuing:

                     (a) default shall be made in the payment of the principal of any Note or the premium thereon, if any, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

                     (b) default shall be made in the payment of any installment of interest on any Note according to its terms when and as the same shall become due and payable and such default shall continue for a period of 15 days; or

                     (c) (i) commencement of a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) filing a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, (iii) consenting to or failing to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) applying for or consenting to, or failing to contest to, in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admitting in writing its inability to pay its debts as they become due, (vi) making a general assignment for the benefit of creditors, or (vii) taking any corporate action for the purpose of authorizing any of the foregoing; or

                     (d) the entry of a decree or order by any court of competent jurisdiction in respect of the Corporation or any material subsidiary granting (i) relief in any involuntary case under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) appointment of a trustee, receiver, custodian, liquidator or the like for the Corporation or any material subsidiary or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days; or

                     (e) (i) a default by the Corporation in any material respect shall have occurred in any covenant to which the Corporation is subject in the Purchase Agreement or any Ancillary Document (as defined in the Purchase Agreement) or (ii) a payment default (other than any payment defaults disclosed in the Purchase Agreement including those payment defaults related to agreements with which the Company is a party with Nortel Networks Inc. or General Electric Capital Corporation (the "Specified Defaults"), provided, that such Specified Defaults are waived within 10 days of the date hereof (or such later date as the Network Services Term Sheet is executed) and then only for so long as such waivers shall be in effect) shall have occurred or acceleration of the payment of the indebtedness (other than acceleration solely in response to any events of default disclosed in the Purchase Agreement) shall have been commenced under any agreement or document evidencing indebtedness of the Corporation;

then, the holder or holders of at least a majority in aggregate principal amount of the Notes at the time outstanding may, at its or their option, by written notice to the Corporation, declare all the Notes to be, and all the Notes shall thereupon be and become, forthwith due and payable together with interest accrued thereon without presentment, demand, protest or further notice of any kind, all of which are expressly waived to the extent permitted by law; provided, however, that, upon the occurrence and during the continuance of any of the events specified in subsections (a) or (b) of this Section 11, the holder of any Note at the time outstanding may, at its option by notice in writing to the Corporation, declare any Note or Notes then held by it to be, and such Note or Notes shall thereupon be and become, forthwith due and payable together with interest accrued thereon without presentment, demand, protest or further notice of any kind, all of which are expressly waived to the extent permitted by law. Notwithstanding the foregoing, nothing in this Section 11 shall impair the right of the holder of this Note to convert all or any portion of this Note into Common Stock in accordance with the provisions of Section 15 hereof.

                     At any time after any declaration of acceleration has been made as provided in this Section 11, the holders of at least 66-2/3% in principal amount of the Notes then outstanding may, by notice to the Corporation, rescind such declaration and its consequences if the Corporation has paid all overdue installments of interest on the Notes and all principal (and premium, if any) that has become due otherwise than by such declaration of acceleration; and all other defaults and Events of Default (other than nonpayments of principal and interest that have become due solely by reason of acceleration) shall have been remedied or cured or shall have been waived pursuant to this paragraph; provided, however, that no such rescission shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

                     Without limiting the foregoing, the Corporation hereby waives any right to trial by jury in any legal proceeding related in any way to this Note or the Notes and agrees that any such proceeding may, if the holder so elects, be brought and enforced in any state or, if applicable federal court, located in New York City in the Borough of Manhattan and the Corporation hereby waives any objection to jurisdiction or venue in any such proceeding commenced in such court. The Corporation further agrees that any process required to be served on it for purposes of any such proceeding may be served on it, with the same effect as personal service on it within the State of Delaware, by registered mail addressed to it at its office or agency set forth in Section 19 for purposes of notices hereunder.

                     12. SUITS FOR ENFORCEMENT. In case any one or more of the Events of Default specified in Section 11 of this Note shall happen and be continuing, the holder of this Note may proceed to protect and enforce its rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the holder of this Note.

                     In case of any default under any Note, the Corporation will pay to the holder thereof such amounts as shall be sufficient to cover the out-of-pocket costs and expenses of such holder due to said default, including, without limitation, collection costs and reasonable attorneys' fees, to the extent actually incurred.

                     13. REMEDIES CUMULATIVE. No remedy herein conferred upon the holder of this Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

                     14. REMEDIES NOT WAIVED. No course of dealing between the Corporation and the holders of this Note or any delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of any right of any holder of this Note.

                     15. CONVERSION.

                     (a) Conversion of this Note into Common Stock. All or a portion of the principal amount of this Note shall, at any time and at the option of the Holder, be convertible into a number of shares of Common Stock, calculated by dividing the portion of the principal amount of such Notes to be converted (together with any accrued and unpaid interest on such portion of the principal amount) by $_____ (subject to equitable adjustment for stock splits, stock dividends, recapitalizations, reorganizations or other similar events, the "Common Stock Conversion Price" or "Conversion Price") with the proportional value of any fractional shares resulting therefrom paid by the Corporation in cash to the Holder upon conversion. The Holder will give the Corporation at least 10 business days notice of its intention to convert all or a portion of the principal amount of the Notes into Common Stock, except if such conversion follows a notice of prepayment pursuant to Section 5(b) hereof. The Corporation shall present and deliver certificates evidencing the proper number of shares of Common Stock to the Holder, in such denominations and in such name or names as the Holder may designate by notice to the Corporation, to each Holder, at a time and place mutually agreeable to the Holder and the Corporation, in exchange for delivery of this Note to the Corporation. Upon receipt of this Note in exchange for such certificate or certificates of Common Stock, the Corporation shall cancel and destroy this Note, and this Note shall thereafter be null, void and of no effect. If any of the principal amount of Note tendered to the Corporation pursuant to this Section 15(a) shall remain unconverted and outstanding following the issuance of such Common Stock, the Corporation shall execute and deliver to the Holder at the same time and in the same manner as the certificate evidencing such Holder's Common Stock is delivered, a replacement note that shall be identical in all respects as this Note, except that the principal amount shall be reduced by the principal amount of this Note converted to Common Stock. If this Note has been issued pursuant to a Funding Request that is delivered after the automatic conversion of a previously-issued Note pursuant to
Section 1.04(b) thereof, it shall be convertible into Purchaser Conversion Preferred (as defined below).

                     (b) Automatic Conversion of this Note into Preferred Stock. Simultaneous with the Corporation raising an aggregate of $50,000,000 (the "Conversion Amount") in cash through the issuance of convertible preferred stock prior to the Maturity Date, excluding the Notes and PIK Notes, but including shares issued upon conversion of up to $20,000,000 aggregate principal amount of the Corporation's 10% Convertible Senior Secured Notes due February 20, 2006 issued to affiliates of Welsh, Carson, Anderson & Stowe ("Welsh Carson") (excluding any notes issued to Welsh Carson in kind for interest on such notes), all of the principal amount of this Note, together with any PIK Notes, Notes then-payable in kind for accrued and unpaid interest as of such date and Notes to be purchased on such date by the Purchaser, subject to satisfaction of all applicable conditions set forth in Section 6.02 of the Purchase Agreement, at a special Closing on such date with a Purchase Price equal to the difference between $30,000,000 and the aggregate Purchase Price paid by the Purchaser pursuant to all Closings completed pursuant to this Agreement as of such date pursuant to the terms of the Purchase Agreement (collectively, the "Purchaser Conversion Notes"), shall be converted into a number of shares of convertible preferred stock ("Purchaser Conversion Preferred") having the same rights, preferences, privileges and restrictions as shares issued (the "Recent Equity Financing Shares") pursuant to the Corporation's most recent preferred stock financing (the "Recent Equity Financing"), except that the initial conversion price of such Purchaser Conversion Preferred shall be the lesser of (i) the initial conversion price of the Recent Equity Financing Shares, (ii) the initial conversion price of shares issued pursuant to any financing which comprises a portion of the Conversion Amount (excluding shares issued upon conversion of the notes previously issued to Welsh Carson referred to above), and (iii) the Common Stock Conversion Price. The Purchaser Conversion Preferred shall be of the same class, but separate series, as the Recent Equity Financing Shares. The proportional value of any fractional shares resulting from the issuance of Purchaser Conversion Preferred shall be paid by the Corporation in cash to the Purchaser. Notwithstanding the foregoing, the following actions by the Corporation shall not be aggregated in calculating the Conversion Amount: (i) the issuance of any shares of Common Stock pursuant to a stock option plan approved by the Corporation's Board of Directors, (ii) the issuance of stock, warrants or other securities or rights to persons or entities with which the Corporation has bona fide business relationships provided such issuances are for other than primarily equity financing purposes, provided that in any such case (involving the foregoing clauses (i) or (ii)) such issuance has been approved by a majority of the members of the Corporation's Board of Directors. The Corporation will provide the Holder with at least 10 business days notice in advance of an expected closing of an equity financing which will result in the raising of the Conversion Amount, noting the time and place of such event. The Corporation shall present and deliver certificates evidencing the proper number of Recent Equity Financing Shares to the Holder, in such denominations and in such name or names as the Holder may designate by notice to the Corporation, to the Holder at the closing of the Recent Equity Financing in exchange for delivery of this Note to the Corporation. Upon receipt of this Note in exchange for such certificate or certificates of stock evidencing the proper number of Recent Equity Financing Shares, the Corporation shall cancel and destroy this Note or Notes, and this Note or Notes shall thereafter be null, void and of no effect.

                     (c) Conversion Prior to Optional Prepayment. In the event the holder of this Note receives a notice from the Corporation in accordance with Section 5(b) that the Corporation intends to optionally prepay the Note, the holder of this Note shall have the option, prior to the consummation of such prepayment, to convert all or portion of the unpaid principal amount of this Note together with a corresponding portion of the accrued interest hereon into shares of Common Stock in accordance with the terms of paragraph (a) above. The holder shall exercise such right of conversion by giving written notice to the Corporation in accordance with paragraph (a) above prior to the date of such prepayment referred to in the Corporation's notice to the holder in accordance with Section 6.

                     (d) Issuance of Certificates; Time Conversion Effected. Promptly after (i) the receipt of the written notice referred to in paragraph
(a) above or (ii) the occurrence of the events described in paragraph (b) above, as the case may be, and surrender of this Note, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock or preferred stock, as the case may be, issuable upon the conversion of such unpaid principal amount of this Note together with interest and any Applicable Premium Amount. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which this Note shall have been surrendered as aforesaid, and at such time the rights of the holder of this Note, to the extent of the principal amount thereof and any other amounts to be converted, shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock, or preferred stock, as the case may be, shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                     (e) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of the principal amount of this Note or any portion thereof, and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In case of the conversion of only a portion of the unpaid principal amount of this Note, the holder hereof, at its option, may require the Corporation to execute and deliver at the expense of the Corporation (other than for transfer taxes, if any), upon surrender of this Note, a new Note registered in the name of such person or persons as may be designated by such holder for the principal amount of this Note then remaining unpaid, dated as of the date to which interest has been paid on the principal amount of this Note then remaining unpaid, or may present this Note to the Corporation for notation hereon of the payment of the portion of the principal amount of this Note so converted. If any fractional interest in a share of Common Stock or preferred stock, as the case may be, would, except for the provisions of the first sentence of this paragraph
(e), be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering this Note for conversion an amount in cash equal to such fractional interest multiplied by the Conversion Price then in effect.

                     (f) Adjustment of Conversion Price upon Issuance of Common Shares. If and whenever the Corporation shall issue or sell, or is in accordance with subparagraphs (i) through (vii) deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price (calculated to the nearest cent) determined by dividing (x) an amount equal to the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Notes) multiplied by the then existing Conversion Price, and (2) the consideration, if any, received by the Corporation upon such issue or sale, by (y) the total number of shares of Common Stock outstanding immediately after such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Notes).

                     No adjustment of the Conversion Price, however, shall be made in an amount less than $.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.01 per share or more.

                     For purposes of this subparagraph (f), the following subparagraphs (i) to (vii) shall also be applicable:

                  (i) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options, or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph (iii), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities. If at the end of the period during which such Options or Convertible Securities are exercisable not all Options or Convertible Securities shall have been exercised or converted, the adjusted Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued in respect of such Options and Convertible Securities.

                  (ii) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (1) except as otherwise provided in subparagraph (iii) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and
                  (2) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this paragraph (f), no further adjustment of the Conversion Price shall be made by reason of such issue or sale. If at the end of the period during which such Convertible Securities are convertible not all Convertible Securities shall have been converted, the adjusted Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued in respect of such Convertible Securities.

                  (iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph (i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (i) or (ii), or the rate at which any Convertible Securities referred to in subparagraph (i) or (ii) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in subparagraph (i) or the rate at which any Convertible Securities referred to in subparagraph (i) or (ii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

                  (iv) Stock Dividends. Without duplication of the adjustment contemplated by clause (g) below, in case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                  (v) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefore shall be deemed to be the amount received by the Corporation therefore, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of

                  Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together compromising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

                  (vi) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or
                  (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this paragraph (f).

Notwithstanding anything to the contrary contained in this paragraph (f), paragraph (f) is subject to the prior approval of the Corporation's shareholders, which the Corporation shall seek to obtain as promptly as practicable, if such shareholder approval would be required under the Marketplace Rules of the Nasdaq National Market (the "NASDAQ") if paragraph (f) were to otherwise operate in accordance with its terms, unless the NASDAQ has waived such requirement.

                     (g) Subdivision or Combination of Stock. In case the Corporation shall at any time declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock or subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                     (h) Certain Issues of Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not make any adjustment of the Conversion Price in the case of (i) the issuance of shares of Common Stock upon conversion of Notes; (ii) the issuance of Options or shares of Common Stock to employees, directors or consultants of the Corporation or its subsidiaries, either directly or pursuant to Options, pursuant to plans or arrangements approved by the Board of Directors (or Compensation Committee thereof) of the Corporation; (iii) the issuance of shares of Common Stock in respect of any Convertible Securities or Options issued by the Corporation prior to the date of this Note; or (iv) the issuance of shares of Common Stock in connection with any acquisition, merger, consolidation, or other business combination transaction.

                     (i) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a Note shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such reorganization or reclassification, of the Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than the Conversion Price in effect immediately prior to such reorganization or reclassification). In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of Common Stock of the surviving corporation are issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation, merger, or any sale of all or substantially all of its assets or properties, unless prior to the consummation thereof the successor corporation or other entity (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed or delivered to each holder of Notes at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

                     (j) Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of Notes at the address of such holder as set forth in the register maintained by the Corporation for the registration of transfer and exchange of Notes, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                     (k) Other Notices. In case at any time:

                     (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                     (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                     (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation or other entity; or

                     (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of Notes at the address of such holder as set forth in the register maintained by the Corporation for the registration of transfer and exchange of Notes, (A) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                     (l) Stock to Be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Notes as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of the unpaid principal amount of all outstanding Notes. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action within its control as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Notes would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation.

                     (m) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Notes shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Note the principal amount of which is being converted.

                     (n) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Note or of any shares of Common Stock issued or issuable upon the conversion of any Note in any manner which interferes with the timely conversion of such Note.

                     (o) Definition of Common Stock. As used in this Section 15, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, $.01 par value, as constituted on the date hereof, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                     16. COVENANTS BIND SUCCESSORS AND ASSIGNS. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Corporation shall bind its successors and assigns, whether so expressed or not.

                     17. GOVERNING LAW. This Note shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

                     18. HEADINGS. The headings of the Sections and subsections of this Note are inserted for convenience only and do not constitute a part of this Note.

                     19. NOTICES. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by the addressee to the addressor listing all parties:


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
                     if to the Corporation, to

                               SAVVIS Communications Corporation
                               12851 Worldgate Drive
                               Herndon, Virginia 20170
                               Fax:  (703) 234-8315
                               Attention:  Ms. Nancy Lysinger

                     with a copy to

                               SAVVIS Communication Corporation
                               717 Office Parkway
                               St. Louis, MO 63141
                               Fax: (314) 468-7550
                               Attention: Steven M. Gallant, Esq.

                     with a copy to

                               Hogan & Hartson L.L.P.
                               885 Third Avenue, 26th Floor
                               New York, New York 10022
                               Fax: (212) 409-9801
                               Attention: Christine M. Pallares, Esq.

                     if to the holder of this Note, to the address of such holder listed on Schedule I of the Purchase Agreement or such other address as the holder shall have provided to the Corporation in writing;

                     with a copy to

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, New York  10153
                               Fax:  (212) 310-8007
                               Attention:  David E. Zeltner, Esq.

or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing, (c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier, and (d) in the case of facsimile, when received.

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
                     IN WITNESS WHEREOF, SAVVIS Communications Corporation has caused this Note to be signed in its corporate name by one of its officers thereunto duly authorized and to be dated as of the day and year first above written.


                                       SAVVIS COMMUNICATIONS CORPORATION

                                       By
                                          ------------------------------------
                                          Name:
                                          Title:














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